As filed with the Securities and Exchange Commission on November 30, 2016

Registration No. 333-214795

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TOWERSTREAM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	20-8259086
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

88 Silva Lane

Middletown, Rhode Island, 02842

(401) 848-5848

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Philip Urso

Interim Chief Executive Officer
88 Silva Lane

Middletown, Rhode Island, 02842

(401) 848-5848

(Name, address including zip code, and telephone number, including area code, of agent for service)

With copies to:

Harvey J. Kesner, Esq.

Sichenzia Ross Ference Kesner LLP

61 Broadway, 32nd Floor

New York, New York 10006

(212) 930-9700

(212) 930-9725 - Facsimile

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐ ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (do not check if smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE**

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee*
Secondary Offering
Common Stock, $0.001 par value per share issuable upon conversion of Series D Convertible Preferred Stock	3,750,000	$0.60	(2)	$2,250,000		$260.78
Common Stock, $0.001 par value per share issuable upon conversion of Series E Convertible Preferred Stock	2,000,000	$0.60	(2)	$1,200,000		$139.08
SUBTOTAL	5,750,000	0.60		3,450,000		$399.86
Primary Offering
Common Stock	(3)(4)	(3)(4)		(3)(4)		(3)(4)
Preferred Stock	(3)(4)	(3)(4)		(3)(4)		(3)(4)
Debt Securities	(3)	(3)		(3)		(3)
Warrants	(3)	(3)		(3)		(3)
Units	(3)	(3)		(3)		(3)
SUBTOTAL				$10,000,000		$1,159.00
TOTAL	--	---		$13,450,000	(5)	$1,558.86	*

*Previously paid.

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers such additional shares as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.  In accordance with Rule 457(c) of the Securities Act of 1933, as amended, the price shown is the average of the high and low sales prices of the common stock on November 22, 2016 as reported on The NASDAQ Capital Market.

(3)	An unspecified number of securities or aggregate principal amount, as applicable, is being registered as may from time to time be offered at unspecified prices.

(4)	Includes rights to acquire common stock or preferred stock of the Company under any shareholder rights plan then in effect, if applicable under the terms of any such plan.

(5)

Estimated solely for the purpose of calculating the registration fee. No separate consideration will be received for shares of common stock or preferred stock that are issued upon conversion of debt securities, depositary shares or preferred stock or upon exercise of warrants registered hereunder. The aggregate maximum offering price of all securities issued by the registrant pursuant to this registration statement will not exceed $10,000,000.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

 2

The information in this prospectus is not complete and may be changed. We may not sell these securities or accept an offer to buy these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 30, 2016

PROSPECTUS

TOWERSTREAM CORPORATION

$10,000,000

of Common Stock, Preferred Stock, Debt Securities, Warrants,

and/or Units Offered by Towerstream Corporation

and

5,750,000 Shares of Common Stock

Offered by the Selling Shareholders

We may offer and sell, from time to time in one or more offerings, any combination of common stock, preferred stock, debt securities or warrants to purchase common stock, preferred stock or debt securities, or any combination of the foregoing, either individually or as units comprised of one or more of the other securities, having an aggregate initial offering price not exceeding $10,000,000.

In addition, this prospectus relates to the disposition from time to time of 5,750,000 shares of common stock which are issuable upon the conversion of 1,000 of our outstanding shares of Series D Convertible Preferred Stock and 2,000,000 Series E Convertible Preferred Stock held by certain of the selling stockholders named in this prospectus.  We will not receive any of the proceeds from the sale of shares by the selling stockholders.

The selling stockholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell their shares of common stock in the section entitled “Plan of Distribution” on page 44. The selling stockholders will bear all commissions and discounts, if any, attributable to the sale or disposition of the shares, or interests therein. We will bear all costs, expenses and fees in connection with the registration of the shares. We will not be paying any underwriting discounts or commissions in this offering.

The shares of common stock which may be offered by us may be sold directly by us, through dealers or agents designated from time to time, to or through underwriters or dealers or through a combination of these methods on a continuous or delayed basis.  See “Plan of Distribution” in this prospectus.  We may also describe the plan of distribution for any particular offering of our securities in a prospectus supplement. If any agents, underwriters or dealers are involved in the sale of any securities in respect of which this prospectus is being delivered, we will disclose their names and the nature of our arrangements with them in a prospectus supplement. The net proceeds we expect to receive from any such sale will also be included in a prospectus supplement.

Our common stock is currently traded on The NASDAQ Capital Market under the symbol “TWER.” On November 29, 2016, the last reported sale price of our common stock was $0.35 per share. On November 29, 2016, we were notified that the Nasdaq Hearings Panel has determined to delist the Company’s shares from The NASDAQ Capital Market , and will suspend trading in those shares effective at the open of business on December 1, 2016. We expect that our common stock will be quoted on the OTCQB effective December 1, 2016.

On June 10, 2015 our registration statement on Form S-3 (File No. 204581) was declared effective under the Securities Act of 1933, as amended, with respect to the primary sale, in one or more offerings, of any combination of securities described in the prospectus included in the registration statement, such combination not to exceed 800,000 shares of common stock on a fully diluted basis.  On June 20, 2016 we sold 750,000 shares of our common stock pursuant to such registration statement (the “June 2016 Shares”).  The resale of such publicly tradable shares of our common stock, or the potential of such sales, could have an adverse effect on the market price of our common stock.

On July 21, 2016 our Registration Statement on Form S-3 (File No. 212437) was declared effective under the Securities Act of 1933, as amended, with respect to the resale of 1,599,643 shares of our common stock consisting of (i) 180,000 shares of common stock underlying warrants issued to a lender on October 16, 2014, (ii) 750,000 shares of common stock underlying warrants issued to investors a private placement of warrants that closed concurrently with the sale of the registered shares of common stock described above on June 20, 2016 (the “June 2016 Warrants”) and (iii) 446,429 shares of common stock underlying Series B Convertible Preferred Stock and 223,214 shares of common stock underlying warrants issued to an investor in a private placement on July 7, 2016 (the “July 2016 Warrants”). As of the date of this prospectus, all shares of common stock underlying Series B Convertible Preferred Stock have been sold by the selling stockholders pursuant to such registration statement. Sales of common stock by the selling stockholders pursuant to the prospectus included in such registration statement could have an adverse effect on the market price of our common stock.

On September 16, 2016, our registration statement on Form S-1 (File No. 333-212995 was declared effective under the Securities Act of 1933, as amended, with respect to the primary sale of $5,750,000.00 of shares of common stock and the resale of 805,000 shares of common stock consisting of 125,000 shares of common stock and 680,000 shares of common stock underlying Series C Convertible Preferred Stock.  On September 16, 2016 we sold 2,962,963 shares of our common stock pursuant to such primary registration statement.  The resale of such publicly tradable shares of our common stock, or the potential of such sales, could have an adverse effect on the market price of our common stock. As of the date of this prospectus, 680,000 shares of common stock underlying the Series C Convertible Preferred Stock have been sold by the selling stockholders pursuant to such registration statement. Sales of common stock by the selling stockholders pursuant to the prospectus included in such registration statement could have an adverse effect on the market price of our common stock.

As of November 29, 2016, the aggregate market value of our outstanding common stock held by non-affiliates (the public float) was approximately $5,674,000, which was calculated based 16,211,305 shares of outstanding common stock held by non-affiliates and on a price per share of $0.35 the closing price of our common stock on November 29, 2016. In no event will we sell our common stock in a public primary offering with a value exceeding more than one-third of our public float in any 12-month period so long as our public float remains below $75.0 million. During the 12 calendar month period that ends on, and includes, the date of this registration statement, we have not offered and sold any securities pursuant to General Instruction I.B.6 of Form S-3 other than the June 2016 Shares.

An investment in our common stock involves a high degree of risk.  See “Risk Factors” on page 4 of this prospectus for more information on these risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is               , 2016.

ABOUT THIS PROSPECTUS

This prospectus is part of a shelf registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may from time to time sell common stock, preferred stock, debt securities or warrants to purchase common stock, preferred stock or debt securities, or any combination of the foregoing, either individually or as units comprised of one or more of the other securities, in one or more offerings up to a total dollar amount of $10,000,000 and the selling stockholders may from time to time sell up to  5,750,000  shares of common stock in one or more offerings. This prospectus provides you with a general description of the securities we may offer or the selling stockholders may offer. Each time we offer securities, we will provide you with a prospectus supplement that describes the specific amounts, prices and terms of the securities we offer. The prospectus supplement also may add, update or change information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement together with additional information described below under the caption “Where You Can Find More Information.”

This prospectus does not contain all the information provided in the registration statement we filed with the SEC. You should read both this prospectus, including the section titled “Risk Factors,” and the accompanying prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

OUR BUSINESS

Towerstream Corporation is primarily a provider of fixed wireless services to businesses in twelve major urban markets across the U.S. During its first decade of operations, the Company's business activities were focused on delivering fixed wireless broadband services to commercial customers over a wireless network transmitting over both regulated and unregulated radio spectrum. The Company's fixed wireless service supports bandwidth on demand, wireless redundancy, virtual private networks, disaster recovery, bundled data and video services. The Company provides services to business customers in New York City, Boston, Chicago, Los Angeles, San Francisco, Seattle, Miami, Dallas-Fort Worth, Houston, Philadelphia, Las Vegas-Reno and Providence-Newport. The Company's "Fixed Wireless Services Business" ("Fixed Wireless" or "FW") has historically grown both organically and through the acquisition of five other fixed wireless broadband providers in various markets.

The Company's traditional fixed wireless business delivers high volume broadband to clients through a radio receiver/transmitter on each client’s building which is dedicated solely to the Company’s clients in such building. Beginning in the first half of 2014, the Company shifted its sales and marketing strategy to focus on its fixed wireless On-Net platform, which allows one radio receiver/transmitter to service multiple clients per building. Under its On-Net platform, the Company is able to connect, or “light”, the entire building at once and at a cost similar to what was traditionally required for one high bandwidth customer requiring point-to-point equipment. This can be accomplished, in part, because the capabilities of the equipment installed by the Company have improved even as the cost has decreased. As a result, Towerstream is able to leverage the initial installation cost to serve the entire building tenant base. In place of a wireless install for every single customer, Towerstream now only has to install the wireless portion of the install once. Subsequent customers are connected by simply running a wire to the common space in the building where the wireless service terminates. Additionally, instead of having multiple antennas on both the customer building and the Points-of-Presence (“PoP” or “Company Locations”), there generally needs to be only one antenna on each location.

Currently Towerstream is offering 20M, 50M, 100M and up to 1000M bandwidth denominations. This unique portfolio of bandwidth services is able to go up and down existing markets from small business to Fortune 500 companies.  Such service is as fast as fiber and equally as stable.

Towerstream exited its capital intensive shared wireless business, which was operated through its subsidiary Hetnets Tower Corporation, at the end of 2015, secured a long term revenue and cash flow generating agreement with Time Warner Cable which purchased the Hetnets business and assumed all liabilities associated with it, and realized substantial write-downs from discontinued operations related to this sale which impacted stockholders equity in the fourth quarter of 2015 and the first quarter of 2016. However, on November 16, 2016, the Company reported results for the third quarter ended September 30, 2016 which included:

a)	Sales of $6.7 million, a slight reduction to the $6.9 million reported for the preceding quarter;

b)	Positive Adjusted EBITDA* of $525 thousand representing almost a $1.0 million upswing compared to the negative EBITDA* of $452 thousand in the first quarter of the year; and

c)

During the third quarter of 2016, and the immediately following month of October, we closed on three financings which netted the Company $5.1 million in proceeds. In November, we also converted $5 million of our long-term debt into equity.

d)	The Company added 72 On-Net buildings in Q3 making the total 337 at the end of the quarter and expects to have over 430 On-Net buildings by the end of Q4.

e)

By the end of Q4, the Company will have an addressable market in its On-Net footprint of close to 13,000 customers. At our 30% target penetration rate in 24 months, the Company would have the opportunity to increase its On-Net customer base close to ten-fold.

* Adjusted EBITDA, a non-GAAP measurement, represents income (loss) before interest, taxes, depreciation, amortization, stock-based compensation and non-recurring income and expense amounts. This amount was computed by starting with the $3,610 thousand loss reported on a GAAP basis for the quarter ended September 30, 2106 and then adding back $2,993 thousand in depreciation and amortization, $499 thousand in non-recurring expenses, $662 thousand in stock-based compensation, and $4 thousand in other expenses and then subtracting $23 thousand in deferred rent resulting in $525 thousand in Adjusted EBITDA.

Our Networks

The foundation of our networks consists of PoPs which are generally located on very tall buildings in each urban market. We enter into long term lease agreements with the owners of these buildings which provide us with the right to install communications equipment on the rooftop. We deploy this equipment in order to connect customers to the Internet or to pass small cell signals to carriers and other service providers. Each PoP is "linked" to one or more other PoPs to enhance redundancy and ensure that there is no single point of failure in the network. One or more of our PoPs are located in buildings where national Internet service providers such as Cogent or Level 3 are located, and we enter into IP transit or peering arrangements with these organizations in order to connect to the Internet. Each PoP has a coverage area averaging approximately six miles. Our PoPs are utilized by both our Fixed Wireless and Shared Wireless Infrastructure segments.

Our network does not depend on traditional copper wire or fiber connections which are the backbone of many of our competitors' networks. We believe this provides us with an advantage because we may not be significantly affected by events such as natural disasters and power outages.

Markets

We launched our fixed wireless business in April 2001 in the Boston and Providence markets. In June 2003, we launched service in New York City and followed that with our entry into the Chicago, Los Angeles, San Francisco, Miami and Dallas-Fort Worth markets at various times through April 2008. Philadelphia was our last market launch in November 2009. We entered the Seattle, Las Vegas-Reno, and Houston markets through acquisitions of service providers based in those markets. We also expanded our market coverage and presence in Boston, Providence, and Los Angeles through acquisitions.

We determine which geographic markets to enter by assessing criteria in four broad categories. First, we evaluate our ability to deploy our service in a given market after taking into consideration our spectrum position, the availability of towers and zoning constraints. Second, we assess the market by evaluating the number of competitors, existing price points, demographic characteristics and distribution channels. Third, we evaluate the economic potential of the market, focusing on our forecasts of revenue opportunities and capital requirements. Finally, we look at market clustering opportunities and other cost efficiencies that might be realized. Based on this approach, as of June 30, 2016, we offered wireless broadband connectivity in 12 markets, of which ten are in the top 20 metropolitan areas in the United States based on the number of small to medium businesses in each market. These ten markets cover approximately 50% of small and medium businesses (5 to 249 employees) in the United States.

Competitive Strengths

Even though we face substantial existing and prospective competition, we believe that we have a number of competitive advantages that allow us to retain existing customers and attract new customers over time.

Reliability

Our network was designed specifically to support wireless broadband services. The networks of cellular, cable and DSL companies rely on infrastructure that was originally designed for non-broadband purposes. We also connect our customers to our Wireless Ring in the Sky which has no single point of failure. This ring is fed by multiple national Internet providers located at opposite ends of our service cities and connected to our national ring which is fed by multiple leading carriers. We believe that we are the only wireless broadband provider that offers true separate egress for true redundancy. With DSL and cable offerings, the wireline connection can be terminated by one backhoe swipe or switch failure. Our Wireless Ring in the Sky is not likely to be affected by backhoe or other below-ground accidents or severe weather. As a result, our network has historically experienced reliability rates of approximately 99%.

Flexibility

Our wireless infrastructure and service delivery enables us to respond quickly to changes in a customer’s broadband requirements. We offer bandwidth options ranging from 0.5 megabits per second up to 1.5 gigabit per second. We can usually adjust a customer’s bandwidth remotely and without having to visit the customer location to modify or install new equipment. Changes can often be made on a same day basis.

Timeliness

We have demonstrated the capability to install a new customer and begin delivering Internet connectivity within 3 to 5 business days after receiving a customer’s order. Many of the larger telecommunications companies can take 30 to 60 days to complete an installation. The timeliness of service delivery has become more important as businesses conduct more of their business operations through the Internet.

Value

We own our entire network which enables us to price our services lower than most of our competitors. Specifically, we are able to offer competitive prices because we do not have to buy a local loop charge from the telephone company.

Efficient Economic Model

We believe our economic model is characterized by low fixed capital and operating expenditures relative to other wireless and wireline broadband service providers. We own our entire network which eliminates costs involved with using leased lines owned by telephone or cable companies. Our network is modular. Coverage is directly related to various factors including the height of the facility we are on and the frequencies we utilize. The average area covered by a PoP is a six-mile radius.

Prime Real Estate Locations

We have secured long term lease agreements for prime real estate locations in the twelve markets in which we have built our fixed wireless network. These locations are some of the tallest buildings in each city which facilitates our ability to deliver Internet connectivity to customer locations where line of sight is not available to our competitors.

Corporate History and Information

We were organized in the State of Nevada in June 2005. In January 2007, we merged with and into a wholly-owned Delaware subsidiary for the sole purpose of changing our state of incorporation to Delaware. In January 2007, a wholly-owned subsidiary of ours merged with and into a private company formed in 1999, Towerstream Corporation, with Towerstream Corporation being the surviving company. Upon closing of the merger, we discontinued our former business and succeeded to the business of Towerstream Corporation as our sole line of business. At the same time, we also changed our name to Towerstream Corporation and our subsidiary, Towerstream Corporation, changed its name to Towerstream I, Inc.

Our principal executive offices are located at 88 Silva Lane, Middletown, Rhode Island, 02842.  Our telephone number is (401) 848-5848. The Company’s website address is http://www.towerstream.com . Information contained on the Company’s website is not incorporated into this prospectus.

RISK FACTORS

Risks Relating to Our Financial Condition

We believe we will need to raise additional capital and we may not be able to obtain additional financing to fund our operations on terms acceptable to us or at all.

We believe we will need to raise additional funds in the future. There can be no assurance that sufficient debt or equity financing will be available at all or, if available, that such financing will be at terms and conditions acceptable to us. Should we fail to obtain additional debt financing or raise additional capital, we may not be able to achieve our longer term business objectives and may face other serious adverse consequences. If we raise additional funds by issuing equity securities or convertible debt, Investors may experience significant dilution of their ownership interest, and the newly-issued securities may have rights senior to those of the holders of our Common Stock. If we raise additional funds by obtaining loans from third parties, the terms of those financing arrangements may include negative covenants or other restrictions on our business that could impair our operational flexibility and may require us to provide collateral to secure the loan. In addition, in a liquidation, debtholders will be entitled to repayment before any proceeds can be paid to our stockholders.

We have a history of operating losses and expect to continue incurring losses for the foreseeable future.

Our net losses for the fiscal years ending December 31, 2015, 2014, 2013 and the nine months ending September 30, 2016 and 2015 were $40,482,802, $27,591,750, $24,775,289, $16,914,442, and $26,283,303, respectively. We cannot anticipate when, if ever, our operations will become profitable. We expect to incur significant net losses as we develop our network, expand our markets, undertake acquisitions, acquire spectrum and pursue our business strategy. We intend to invest significantly in our business before we expect cash flow from operations to be adequate to cover our operating expenses. If we are unable to execute our business strategy and grow our business, either as a result of the risks identified in this section or for any other reason, our business, prospects, financial condition and results of operations will be adversely affected.

Cash and cash equivalents represent one of our largest assets and we may be at risk of being uninsured for a large portion of such assets.

As of September 30, 2016, we had approximately $12.9 million in cash and cash equivalents with two large financial banking institutions. At times, our cash and cash equivalents may be uninsured or in deposit accounts that exceed the Federal Deposit Insurance Corporation (“FDIC”) insurance limits. If the institution at which we have placed our funds were to become insolvent or fail, we could be at risk for losing a substantial portion of our cash deposits, or incur significant time delays in obtaining access to such funds. In light of the limited amount of federal insurance for deposits, even if we were to spread our cash assets among several institutions, we would remain at risk for the amount not covered by insurance.

Our growth may be slowed if we do not have sufficient capital.

The continued growth and operation of our business may require additional funding for working capital, debt service, the enhancement and upgrade of our network, the build-out of infrastructure to expand our coverage, possible acquisitions and possible bids to acquire spectrum licenses. We may be unable to secure such funding when needed in adequate amounts or on acceptable terms, if at all. To execute our business strategy, we may issue additional equity securities in public or private offerings, potentially at a price lower than the market price at the time of such issuance. Similarly, we may seek debt financing and may be forced to incur significant interest expense. If we cannot secure sufficient funding, we may be forced to forego strategic opportunities or delay, scale back or eliminate network deployments, operations, acquisitions, spectrum bids and other investments.

We are required to obtain the consent of certain existing investors to future financings through November 9, 2017, which may hinder our ability to obtain future financing.

Until November 9, 2017, without the prior written consent of the holder of our Series D Convertible Preferred Stock, so long as it owns 1,000 shares of Series D Convertible Preferred Stock, the Company shall not  issue any Common Stock or securities convertible into or exercisable for shares of Common Stock (or modify any of the foregoing which may be outstanding) to any person or entity.

In order to obtain these investors’ consent for any future offerings prior to November 9, 2017, the Company may be required for future financings to provide them with concessions on terms that are unfavorable to the Company and there is no guarantee that the Company will be able to obtain these investors’ consent at all. If the Company is unable to obtain additional capital, the Company may need to curtail or cease its operations and implement a plan to extend payables or reduce overhead until sufficient additional capital is raised to support further operations. There can be no assurance that such a plan will be successful.

There is substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

The Company’s condensed consolidated financial statements for the three and nine months ended September 30, 2016 have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As of September 30, 2016, the Company had cash and cash equivalents of approximately $12.9 million and working capital of approximately $7.6 million. The Company has incurred significant operating losses since inception and continues to generate losses from operations and as of September 30, 2016, the Company had an accumulated deficit of $173.1 million. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Historically, the Company has financed its operation through private and public placement of equity securities, as well as debt financing and capital leases. The Company’s ability to fund its longer term cash requirements is subject to multiple risks, many of which are beyond its control. The Company intends to raise additional capital, either through debt or equity financings or through the potential sale of the Company’s assets in order to achieve its business plan objectives. Management believes that it can be successful in obtaining additional capital; however, no assurance can be provided that the Company will be able to do so. There is no assurance that any funds raised will be sufficient to enable the Company to attain profitable operations or continue as a going concern. To the extent that the Company is unsuccessful, the Company may need to curtail or cease its operations and implement a plan to extend payables or reduce overhead until sufficient additional capital is raised to support further operations. There can be no assurance that such a plan will be successful.

Our Chief Financial Officer is not required to work exclusively for us, which could materially and adversely affect us and our business.

Frederick Larcombe, our Chief Financial Officer, is not required to work exclusively for us and does not devote all of his time to our operations. Since the start of his employment he has devoted approximately 50 hours a week of his time to the operation of our business. He also serves as Chief Financial Officer of Rittenhouse Foods, Inc. (a private food distribution company) and as Chief Financial Officer of InterCore, Inc. (OTCPink: ICOR) (a publicly-held developer of software to monitor driver fatigue). It is possible that his pursuit of other activities may slow our operations and impact our ability to timely complete our financial statements.

Risks Related to Our Secured Indebtedness

Our cash flows and capital resources may be insufficient to meet minimum balance requirements or to make required payments on our secured indebtedness, which is secured by substantially all of our assets.

In October 2014, we entered into a loan agreement which provided us with a five-year $35 million term loan. As of September 30, 2016, we had $37.9 million of principal and interest outstanding under the terms of this loan. We have agreed to maintain a minimum balance of cash or cash equivalents equal to or greater than $6,500,000 at all times throughout the term of the loan. As of September 30, 2016, we had approximately $12.9 million in cash and cash equivalents with two large financing banking institutions. The loan bears interest payable in cash at a rate equal to the greater of (i) the sum of the one month LIBOR rate on each payment date plus 7% or (ii) 8% per annum, and additional paid in kind (“PIK”), or deferred, interest that accrues at 4% per annum.

Our indebtedness could have important consequences to you. For example, it could:

●	make it difficult for us to satisfy our debt obligations;

●	make us more vulnerable to general adverse economic and industry conditions;

●	limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions and other general corporate requirements;

●	expose us to interest rate fluctuations because the interest rate on our long-term debt is variable;

●	require us to dedicate a portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow for operations and other purposes;

●	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

●	place us at a competitive disadvantage compared to competitors that may have proportionately less debt and greater financial resources.

In addition, our ability to meet minimum balance requirements, make scheduled payments or refinance our obligations depends on our successful financial and operating performance, cash flows and capital resources, which in turn depend upon prevailing economic conditions and certain financial, business and other factors, many of which are beyond our control. These factors include, among others:

●	economic and demand factors affecting our industry;

●	pricing pressures;

●	increased operating costs;

●	competitive conditions; and

●	other operating difficulties.

If our cash flows and capital resources are insufficient to fund our minimum balance requirements or debt service obligations, we may be forced to reduce or delay capital expenditures, sell material assets or operations, obtain additional capital or restructure our debt. In the event that we are required to dispose of material assets or operations to meet our debt service and other obligations, the value realized on such assets or operations will depend on market conditions and the availability of buyers. Accordingly, any such sale may not, among other things, be for a sufficient dollar amount. Our obligations pursuant to our long-term debt agreement are secured by a security interest in all of our assets, exclusive of capital stock of the Company, certain capital leases, certain contracts and certain assets secured by purchase money security interests. The foregoing encumbrances may limit our ability to dispose of material assets or operations. We also may not be able to restructure our indebtedness on favorable economic terms, if at all.

Our long-term secured debt agreement contains various covenants limiting the discretion of our management in operating our business.

Our long-term secured debt agreement contains, subject to certain carve-outs, various restrictive covenants that limit our management's discretion in operating our business. The debt is secured by substantially all of our assets, including all deposit accounts, equipment, network assets, customer contracts, and cash proceeds and profits from the foregoing. In particular, these instruments limit our ability to, among other things:

●	incur additional debt;

●	grant liens on assets;

●	issue capital stock with certain features;

●	sell or acquire assets outside the ordinary course of business; and

●	make fundamental business changes.

Although we are currently in compliance with the covenants contained in the debt agreement, if we fail to comply with the restrictions in our long-term debt agreement, a default may allow the lender under the relevant instruments to accelerate the related debt and to exercise their remedies under these agreements, which will typically include the right to declare the principal amount of that debt, together with accrued and unpaid interest and other related amounts, immediately due and payable, to exercise any remedies the lender may have to foreclose on assets that are subject to liens securing that debt and to terminate any commitments they had made to supply further funds. The long-term debt agreement governing our indebtedness also contains various covenants that may limit our ability to pay dividends.

Risks Relating to Fixed Wireless Services

We may be unable to successfully execute any of our current or future business strategies.

In order to pursue business strategies, we will need to continue to build our infrastructure and strengthen our operational capabilities. Our ability to do these successfully could be affected by any one or more of the following factors:

●	the ability of our equipment, our equipment suppliers or our service providers to perform as we expect;

●	the ability of our services to achieve market acceptance;

●	our ability to manage third party relationships effectively;

●	our ability to identify suitable locations and then negotiate acceptable agreements with building owners so that we can establish POPs on their rooftop;

●	our ability to work effectively with new customers to secure approval from their landlord to install our equipment;

●	our ability to effectively manage the growth and expansion of our business operations without incurring excessive costs, high employee turnover or damage to customer relationships;

●	our ability to attract and retain qualified personnel, especially individuals experienced in network operations and engineering;

●	equipment failure or interruption of service which could adversely affect our reputation and our relations with our customers;

●	our ability to accurately predict and respond to the rapid technological changes in our industry; and

●	our ability to raise additional capital to fund our growth and to support our operations until we reach profitability.

Our failure to adequately address any one or more of the above factors could have a significant adverse impact on our ability to execute our business strategy and the long term viability of our business.

We depend on the continued availability of leases and licenses for our communications equipment.

We have constructed proprietary networks in each of the markets we serve by installing antennae on rooftops, cellular towers and other structures pursuant to lease or license agreements to send and receive wireless signals necessary for the operation of our network. We typically seek initial five year terms for our leases with three to five-year renewal options. Such renewal options are generally exercisable at our discretion before the expiration of the current term. If these leases are terminated or if the owners of these structures are unwilling to continue to enter into leases or licenses with us in the future, we would be forced to seek alternative arrangements with other providers. If we are unable to continue to obtain or renew such leases on satisfactory terms, our business would be harmed.

We may not be able to attract and retain customers if we do not maintain and enhance our brand.

We believe that our brand is critical part to our success. Maintaining and enhancing our brand may require us to make substantial investments with no assurance that these investments will be successful. If we fail to promote and maintain the “Towerstream” brand, or if we incur significant expenses in this effort, our business, prospects, operating results and financial condition may be harmed. We anticipate that maintaining and enhancing our brand will become increasingly important, difficult and expensive and we may not be able to do so.

Many of our competitors are better established and have significantly greater resources which may make it difficult for us to attract and retain customers.

The market for broadband and related services is highly competitive, and we compete with several other companies within each of our markets. Many of our competitors are well established with larger and better developed networks and support systems, longer relationships with customers and suppliers, greater name recognition and greater financial, technical and marketing resources than we have. Our competitors may subsidize competing services with revenue from other sources and, thus, may offer their products and services at prices lower than ours. Our competitors may also reduce the prices of their services significantly or may offer broadband connectivity packaged with other products or services. We may not be able to reduce our prices or otherwise combine our services with other products or services which may make it more difficult to attract and retain customers. In addition, businesses which are presently focused on providing services to residential customers may expand their target base and begin offering service to business customers.

We expect existing and prospective competitors to adopt technologies or business plans similar to ours, or seek other means to develop competitive services, particularly if our services prove to be attractive in our target markets. This competition may make it difficult to attract new customers and retain existing customers.

We may experience difficulties constructing, upgrading and maintaining our network which could increase customer turnover and reduce our revenues.

Our success depends on developing and providing products and services that provide customers with high quality Internet connectivity. If the number of customers using our network increases, we will require more infrastructure and network resources to maintain the quality of our services. Consequently, we may be required to make substantial investments to improve our facilities and equipment, and to upgrade our technology and network infrastructure. If we do not complete these improvements successfully, or if we experience inefficiencies, operational failures or unforeseen costs during implementation then the quality of our products and services could decline.

We may experience quality deficiencies, cost overruns and delays in implementing network improvements and completing maintenance and upgrade projects. Portions of these projects may not be within our control or the control of our contractors. Our network requires the receipt of permits and approvals from numerous governmental bodies including municipalities and zoning boards. Such bodies often limit the expansion of transmission towers and other construction necessary for our business. Failure to receive approvals in a timely fashion can delay system rollouts and raise the cost of completing projects. In addition, we are typically required to obtain rights from land, building or tower owners to install antennae and other equipment to provide service to our customers. We may not be able to obtain, on terms acceptable to us, or at all, the rights necessary to construct our network and expand our services.

We also face challenges in managing and operating our network. These challenges include operating, maintaining and upgrading network and customer premise equipment to accommodate increased traffic or technological advances, and managing the sales, advertising, customer support, billing and collection functions of our business while providing reliable network service at expected speeds and quality. Our failure in any of these areas could adversely affect customer satisfaction, increase customer turnover or churn, increase our costs and decrease our revenues.

We may be unable to operate in certain markets if we are unable to obtain and maintain rights to use licensed spectrum.

We provide our services in some markets by using spectrum obtained through licenses or long-term leases. Obtaining licensed spectrum can be a long and difficult process that can be costly and require substantial management resources.  Securing licensed spectrum may subject us to increased operational costs, greater regulatory scrutiny and arbitrary government decision making and we may be unable to secure such licensed spectrums.

Licensed spectrum, whether owned or leased, poses additional risks, including:

●	inability to satisfy build-out or service deployment requirements upon which spectrum licenses or leases may be conditioned;

●	increases in spectrum acquisition costs or complexity;

●	competitive bids, pre-bid qualifications and post-bid requirements for spectrum acquisitions, in which we may not be successful leading to, among other things, increased competition;

●	adverse changes to regulations governing spectrum rights;

●	the risk that acquired or leased spectrum will not be commercially usable or free of damaging interference from licensed or unlicensed operators in the licensed or adjacent bands;

●	contractual disputes with, or the bankruptcy or other reorganization of, the license holders which could adversely affect control over the spectrum;

●	failure of the FCC or other regulators to renew spectrum licenses as they expire; and

●	invalidation of authorization to use all or a significant portion of our spectrum.

We utilize unlicensed spectrum in all of our markets which is subject to intense competition, low barriers of entry and slowdowns due to multiple users.

We presently utilize unlicensed spectrum in all of our markets to provide our service offerings.  Unlicensed or “free” spectrum is available to multiple users and may suffer bandwidth limitations, interference and slowdowns if the number of users exceeds traffic capacity. The availability of unlicensed spectrum is not unlimited and others do not need to obtain permits or licenses to utilize the same unlicensed spectrum that we currently utilize or may utilize in the future.  The inherent limitations of unlicensed spectrum could potentially threaten our ability to reliably deliver our services. Moreover, the prevalence of unlicensed spectrum creates low barriers of entry in our industry which naturally creates the potential for increased competition.

Interruption or failure of our information technology and communications systems could impair our ability to provide services which could damage our reputation.

Our services depend on the continuing operation of our information technology and communications systems. We have experienced service interruptions in the past and may experience service interruptions or system failures in the future. Any unscheduled service interruption adversely affects our ability to operate our business and could result in an immediate loss of revenues and adversely impact our operating results. If we experience frequent or persistent system or network failures, our reputation could be permanently harmed. We may need to make significant capital expenditures to increase the reliability of our systems; however, these capital expenditures may not achieve the results we expect.

Excessive customer churn may adversely affect our financial performance by slowing customer growth, increasing costs and reducing revenues.

The successful implementation of our business plan depends upon controlling customer churn. Customer churn is a measure of customers who cancel their services agreement. Customer churn could increase as a result of:

●	interruptions to the delivery of services to customers over our network;

●

the availability of competing technology such as cable modems, DSL, third-generation cellular, satellite, wireless Internet service and other emerging technologies, some of which may be less expensive or technologically superior to those offered by us;

●	changes in promotions and new marketing or sales initiatives;

●	new competitors entering the markets in which we offer service;

●	a reduction in the quality of our customer service billing errors;

●	a change in our fee structure; and

●	existing competitors whose services may be less expensive.

An increase in customer churn can lead to slower customer growth, increased costs and a reduction in our revenues.

If our business strategy is unsuccessful, we will not be profitable and our stockholders could lose their investment.

Many fixed wireless companies have failed and there is no guarantee that our strategy will be successful or profitable. If our strategy is unsuccessful, the value of our company may decrease and our stockholders could lose their entire investment.

We may not be able to effectively control and manage our growth which would negatively impact our operations.

If our business and markets continue to grow and develop, it will be necessary for us to finance and manage expansion in an orderly fashion. In addition, we may face challenges in managing expanding product and service offerings, and in integrating acquired businesses discussed below. Such events would increase demands on our existing management, workforce and facilities. Failure to satisfy increased demands could interrupt or adversely affect our operations and cause backlogs and administrative inefficiencies.

The success of our business depends on the contributions of key personnel and our ability to attract, train and retain highly qualified personnel.

We are highly dependent on the continued services of our key personnel across all facets of operations. We do not have an employment agreement with any of these individuals. We cannot guarantee that any of these persons will stay with us for any definite period. Loss of the services of any of these individuals could adversely impact our operations. We do not maintain policies of "key man" insurance on our executives.

In addition, we must be able to attract, train, motivate and retain highly skilled and experienced technical employees in order to successfully introduce our services in new markets and grow our business in existing markets. Qualified technical employees often are in great demand and may be unavailable in the time frame required to satisfy our business requirements. We may not be able to attract and retain sufficient numbers of highly skilled technical employees in the future. The loss of technical personnel or our inability to hire or retain sufficient technical personnel at competitive rates of compensation could impair our ability to grow our business and retain our existing customer base.

We may pursue acquisitions that we believe complement our existing operations but which involve risks that could adversely affect our business.

Acquisitions involve risks that could adversely affect our business including the diversion of management’s time and focus from operations and difficulties integrating the operations and personnel of acquired companies. In addition, any future acquisition could result in significant costs, the incurrence of additional debt to fund the acquisition, and the assumption of contingent or undisclosed liabilities, all of which could materially adversely affect our business, financial condition and results of operations.

In connection with any future acquisition, we generally will seek to minimize the impact of contingent and undisclosed liabilities by obtaining indemnities and warranties from the seller. However, these indemnities and warranties, if obtained, may not fully cover the liabilities due to their limited scope, amount or duration, as well as the financial limitations of the indemnitor or warrantor.

We may continue to consider strategic acquisitions, some of which may be larger than those previously completed and which could be material transactions. Integrating acquisitions is often costly and may require significant attention from management. Delays or other operational or financial problems that interfere with our operations may result. If we fail to implement proper overall business controls for companies or assets we acquire or fail to successfully integrate these acquired companies or assets in our processes, our financial condition and results of operations could be adversely affected. In addition, it is possible that we may incur significant expenses in the evaluation and pursuit of potential acquisitions that may not be successfully completed.

We could encounter difficulties integrating acquisitions which could result in substantial costs, delays or other operational or financial difficulties.

Since 2010, we have completed five acquisitions.  We may seek to acquire other fixed wireless businesses, including those operating in our current business markets or those operating in other geographic markets. We cannot accurately predict the timing, size and success of our acquisition efforts and the associated capital commitments that might be required. We expect to encounter competition for acquisitions which may limit the number of potential acquisition opportunities and may lead to higher acquisition prices. We may not be able to identify, acquire or profitably manage additional businesses or successfully integrate acquired businesses, if any, without substantial costs, delays or other operational or financial difficulties.

In addition, such acquisitions involve a number of other risks, including:

●	failure to obtain regulatory approval for such acquisitions;

●	failure of the acquired businesses to achieve expected results;

●	integration difficulties could increase customer churn and negatively affect our reputation;

●	diversion of management’s attention and resources to acquisitions;

●	failure to retain key personnel of the acquired businesses;

●	disappointing quality or functionality of acquired equipment and personnel; and

●	risks associated with unanticipated events, liabilities or contingencies.

The inability to successfully integrate and manage acquired companies could result in the incurrence of substantial costs to address the problems and issues encountered.

Our inability to finance acquisitions could impair the growth and expansion of our business.

The extent to which we will be able or willing to use shares of our Common Stock to consummate acquisitions will depend on (i) the market value of our securities which will vary, (ii) liquidity which can fluctuate, and (iii) the willingness of potential sellers to accept shares of our Common Stock as full or partial payment. Using shares of our Common Stock for acquisitions may result in significant dilution to existing stockholders. To the extent that we are unable to use Common Stock to make future acquisitions, our ability to grow through acquisitions may be limited by the extent to which we are able to raise capital through debt or equity financings. We may not be able to obtain the necessary capital to finance any acquisitions. If we are unable to obtain additional capital on acceptable terms, we may be required to reduce the scope of expansion or redirect resources committed to internal purposes. Our inability to use shares of our Common Stock to make future acquisitions may hinder our ability to actively pursue our acquisition program.

We rely on a limited number of third party suppliers that manufacture network equipment, and install and maintain our network sites.

We depend on a limited number of third party suppliers to produce and deliver products required for our networks. If these companies fail to perform or experience delays, shortages or increased demand for their products or services, we may face a shortage of components, increased costs, and may be required to suspend our network deployment and our service introduction.  We also depend on a limited number of third parties to install and maintain our network facilities. We do not maintain any long term supply contracts with these manufacturers. If a manufacturer or other provider does not satisfy our requirements, or if we lose a manufacturer or any other significant provider, we may have insufficient network equipment for delivery to customers and for installation or maintenance of our infrastructure. Such developments could force us to suspend the deployment of our network and the installation of new customers thus impairing future growth.

Customers may perceive that our network is not secure if our data security controls are breached which may adversely affect our ability to attract and retain customers and expose us to liability.

Network security and the authentication of a customer’s credentials are designed to protect unauthorized access to data on our network. Because techniques used to obtain unauthorized access to or to sabotage networks change frequently and may not be recognized until launched against a target, we may be unable to anticipate or implement adequate preventive measures against unauthorized access or sabotage. Consequently, unauthorized parties may overcome our encryption and security systems, and obtain access to data on our network. In addition, because we operate and control our network and our customers’ Internet connectivity, unauthorized access or sabotage of our network could result in damage to our network and to the computers or other devices used by our customers. An actual or perceived breach of network security, regardless of whether the breach is our fault, could harm public perception of the effectiveness of our security controls, adversely affect our ability to attract and retain customers, expose us to significant liability and adversely affect our business prospects.

The delivery of our services could infringe on the intellectual property rights of others which may result in costly litigation, substantial damages and prohibit us from selling our services.

Third parties may assert infringement or other intellectual property claims against us. We may have to pay substantial damages, including for past infringement if it is ultimately determined that our services infringe a third party’s proprietary rights. Further, we may be prohibited from selling or providing some of our services before we obtain additional licenses, which, if available at all, may require us to pay substantial royalties or licensing fees. Even if claims are determined to be without merit, defending a lawsuit takes significant time, may be expensive and may divert management’s attention from our other business concerns. Any public announcements related to litigation or interference proceedings initiated or threatened against us could cause our business to be harmed and our stock price to decline.

Risks Related to Discontinued Operations

We may incur additional charges in connection with our decision to exit the shared wireless infrastructure business, and any additional costs would adversely impact our cash flows.

During the fourth quarter of 2015, we determined to exit the shared wireless infrastructure business and curtailed activity in our smaller markets. In connection with this action, we recognized charges in the fourth quarter of 2015 aggregating approximately $5,359,000, consisting of approximately $3,284,000 of estimated cost to settle our lease obligations, $1,618,000 to write-off network assets which could not be redeployed into the fixed wireless network and writing off $456,000 of deferred acquisition costs and security deposits which are not expected to be recovered.

During the first quarter of 2016, we sold the majority of network locations in New York City, our largest market, to a major cable company. We also determined that we would not be able to sell the remaining network locations in New York City.  As a result, we recognized charges totaling $1,585,319 in the first quarter of 2016 which included $453,403 representing the estimated cost to settle lease obligations, $528,364 to write off network assets which could not be redeployed into the fixed wireless network, $110,500 related to security deposits which are not expected to be recovered, and $493,052 related to the accelerated expensing of deferred acquisition costs. These costs were partially offset by a $1,244,284 reduction in the accrual for terminated lease obligations that was recorded in the fourth quarter of 2015. This reduction reflects the outcome of settlements negotiated in the first quarter of 2016 with certain landlords.

We believe that we have recognized principally all of the costs required to exit this business but can provide no assurance that additional costs will not be incurred. Any additional costs would adversely impact our operating results and cash flows, and our stock price could decline.

Risks Relating to the Wireless Industry

An economic or industry slowdown may materially and adversely affect our business.

Slowdowns in the economy or in the wireless or broadband industry may impact demand for our services.   Customers may reduce the amount of bandwidth that they purchase from us during economic downturns which will directly affect our revenues and operating results.  An economic or industry slowdown may cause other businesses or industries to delay or abandon implementation of new systems and technologies, including wireless broadband services. Further, political uncertainties, including acts of terrorism and other unforeseen events, may impose additional risks upon and adversely affect the wireless or broadband industry generally, and our business, specifically.

We operate in an evolving industry which makes it difficult to forecast our future prospects as our services may become obsolete and we may not be able to develop competitive products or services on a timely basis or at all.

The broadband and wireless services industries are characterized by rapid technological change, competitive pricing, frequent new service introductions, and evolving industry standards and regulatory requirements. We believe that our success depends on our ability to anticipate and adapt to these challenges, and to offer competitive services on a timely basis. We face a number of difficulties and uncertainties such as:

●	competition from service providers using more efficient, less expensive technologies including products not yet invented or developed;

●	responding successfully to advances in competing technologies in a timely and cost-effective manner;

●	migration toward standards-based technology which may require substantial capital expenditures; and

●	existing, proposed or undeveloped technologies that may render our wireless broadband services less profitable or obsolete.

As the services offered by us and our competitors develop, businesses and consumers may not accept our services as a commercially viable alternative to other means of delivering wireless broadband services. As a result, our services may become obsolete and we may be unable to develop competitive products or services on a timely basis, or at all.

We are subject to extensive regulation that could limit or restrict our activities.

Our business activities, including the acquisition, lease, maintenance and use of spectrum licenses, are extensively regulated by federal, state and local governmental authorities. A number of federal, state and local privacy, security, and consumer laws also apply to our business. These regulations and their application are subject to continuous change as new legislation, regulations or amendments to existing regulations are periodically implemented by governmental or regulatory authorities, including as a result of judicial interpretations of such laws and regulations. Current regulations directly affect the breadth of services we are able to offer and may impact the rates, terms and conditions of our services. Regulation of companies that offer competing services such as cable and DSL providers, and telecommunications carriers also affects our business. If we fail to comply with these regulations, we may be subject to penalties, both monetary and nonmonetary, which may adversely affect our financial condition and results of operations.

On February 26, 2015, the FCC adopted an Open Internet order in which fixed and mobile broadband services is reclassified as telecommunications services governed by Title II of the Communications Act. This reclassification includes forbearance from applying many sections of the Communications Act and the FCC’s rules to broadband service providers. As part of the Title II reclassification, the FCC in the future could adopt new regulations requiring broadband service providers to register and pay Universal Service Fund (“USF”) fees as well as submit to a significant amount of other common carrier regulations.

The Open Internet order also adopted rules prohibiting broadband service providers from: (1) blocking access to legal content, applications, services or non-harmful devices; (2) impairing or degrading lawful Internet traffic on the basis, content, applications or services; or (3) favoring certain Internet traffic over other traffic in exchange for consideration. Depending on how the Open Internet rules are implemented, the Open Internet order could limit our ability to manage customers’ use of our networks, thereby limiting our ability to prevent or address customers’ excessive bandwidth demands. To maintain the quality of our network and user experience, we may manage the bandwidth used by our customers’ applications, in part by restricting the types of applications that may be used over our network. The FCC Open Internet regulations may constrain our ability to employ bandwidth management practices. Excessive use of bandwidth-intensive applications would likely reduce the quality of our services for all customers. Such decline in the quality of our services could harm our business.

The breach of a license or applicable law, even if accidentally, can result in the revocation, suspension, cancellation or reduction in the term of a license or the imposition of fines. In addition, regulatory authorities may grant new licenses to third parties, resulting in greater competition in territories where we already have rights to licensed spectrum. In order to promote competition, licenses may also require that third parties be granted access to our bandwidth, frequency capacity, facilities or services. We may not be able to obtain or retain any required license, and we may not be able to renew a license on favorable terms, or at all.

Wireless broadband services may become subject to greater state or federal regulation in the future. The scope of the regulations that may apply to companies like us and the impact of such regulations on our competitive position are presently unknown and could be detrimental to our business and prospects.

Risks Relating to Our Organization

Our certificate of incorporation allows for our board of directors to create new series of preferred stock without further approval by our stockholders which could adversely affect the rights of the holders of our Common Stock.

Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock. Our board of directors also has the authority to issue preferred stock without further stockholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to such holders (i) the preferred right to our assets upon liquidation, (ii) the right to receive dividend payments before dividends are distributed to the holders of Common Stock and (iii) the right to the redemption of the shares, together with a premium, prior to the redemption of our Common Stock. In addition, our board of directors could authorize the issuance of a series of preferred stock that has greater voting power than our Common Stock or that is convertible into our Common Stock, which could decrease the relative voting power of our Common Stock or result in dilution to our existing Common Stockholders.

Any of the actions described in the preceding paragraph could significantly adversely affect the investment made by holders of our Common Stock. Holders of Common Stock could potentially not receive dividends that they might otherwise have received. In addition, holders of our Common Stock could receive less proceeds in connection with any future sale of the Company, whether in liquidation or on any other basis.

We are subject to extensive financial reporting and related requirements for which our accounting and other management systems and resources may not be adequately prepared.

We are subject to reporting and other obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including the requirements of Section 404 of the Sarbanes-Oxley Act. Section 404 requires us to conduct an annual management assessment of the effectiveness of our internal controls over financial reporting. These reporting and other obligations place significant demands on our management, administrative, operational and accounting resources. In order to maintain compliance with these requirements, we may need to (i) upgrade our systems, (ii) implement additional financial and management controls, reporting systems and procedures, (iii) implement an internal audit function, and (iv) hire additional accounting, internal audit and finance staff. If we are unable to accomplish these objectives in a timely and effective manner, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies could be impaired. Any failure to maintain effective internal controls could have a negative impact on our ability to manage our business and on our stock price.

We may be at risk to accurately report financial results or detect fraud if we fail to maintain an effective system of internal controls.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the SEC adopted rules requiring public companies to include a report that contains an assessment by management on the Company’s internal control over financial reporting in their annual and quarterly reports on Form 10-K and 10-Q. While we are consistently working on improvements and conducting rigorous reviews of our internal controls over financial reporting, our independent auditors may interpret Section 404 requirements and apply related rules and regulations differently. If our independent auditors are not satisfied with our internal control over financial reporting or with the level at which it is documented, operated or reviewed, they may decline to accept management’s assessment and not provide an attestation report on our internal control over financial reporting. Additionally, if we are not able to meet all the requirements of Section 404 in a timely manner or with adequate compliance, we might be subject to sanctions or investigation by regulatory authorities such as the SEC.

We cannot assure you that significant deficiencies or material weaknesses in our disclosure controls and internal control over financial reporting will not be identified in the future. Also, future changes in our accounting, financial reporting, and regulatory environment may create new areas of risk exposure. Failure to modify our existing control environment accordingly may impair our controls over financial reporting and cause our investors to lose confidence in the reliability of our financial reporting which may adversely affect our stock price.

Risks Relating to Our Common Stock

NASDAQ has informed us that it has determined to delist our Common Stock from The Nasdaq Capital Market and will suspend trading in our common stock at the open of business on December 1, 2016. A delisting of our stock could make it more difficult for investors to sell their shares and we cannot assure you that we will determine to appeal the delisting or that such an appeal will be successful.

Our Common Stock was approved for listing on The Nasdaq Capital Market in May 2007 where it will be listed through November 30, 2016. The listing Rules (the “Rules”) of The Nasdaq Capital Market requires the company to meet certain requirements for continued listing. These continued listing standards include specific criteria, including:

●	a $1.00 minimum closing price;

●	stockholders’ equity of $2.5 million;

●	500,000 shares of publicly-held Common Stock with a market value of at least $1 million;

●	300 round-lot stockholders; and

●	compliance with NASDAQ’s corporate governance requirements, as well as additional or more stringent criteria that may be applied in the exercise of NASDAQ’s discretionary authority.

On November 24, 2015, and as previously disclosed in a current report on Form 8-K filed on November 27, 2015, NASDAQ notified us that, based upon the closing price of our Common Stock for the 30 prior consecutive business days, we no longer satisfied the minimum $1.00 closing price requirement and provided a 180-day grace period through May 23, 2016 to regain compliance with that requirement. On May 17, 2016, and as previously disclosed in a current report on Form 8-K filed on May 23, 2016, NASDAQ notified us that we also no longer satisfied the minimum $2.5 million stockholders’ equity requirement.

On July 7, 2016, we effected a 1 for 20 reverse split of our Common Stock which remedied the $1.00 closing price deficiency. On that same day, we met with NASDAQ representatives and presented a plan to comply with the minimum $2.5 million stockholders' equity requirement. On July 14, 2016, NASDAQ responded favorably to our plan and granted us until November 22, 2016 to comply with the stockholders' equity requirement. As of November 22, 2016 we had not complied with the stockholders’ equity requirement and on November 29, 2016 we were notified that the Nasdaq Hearings Panel has determined to delist our common stock from The NASDAQ Capital Market and will suspend trading in those shares effective at the open of business on December 1, 2016. We expect that our common stock will be quoted on the OTCQB effective December 1, 2016.

Following delisting our Common Stock from The NASDAQ Capital Market, we will be traded on the OTCQB, and then only if one or more registered broker-dealer market makers comply with quotation requirements.  In addition, delisting of our Common Stock could depress our stock price, substantially limit liquidity of our Common Stock and materially adversely affect our ability to raise capital on terms acceptable to us, or at all.

Finally, delisting of our Common Stock would likely result in our Common Stock becoming a “penny stock” under the Exchange Act.  The principal result or effect of being designated a “penny stock” is that securities broker-dealers cannot recommend the shares but must trade it on an unsolicited basis. Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. A broker-dealer must also provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer and sales person in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for shares that become subject to those penny stock rules. Under such circumstances, shareholders may find it more difficult to sell, or to obtain accurate quotations, for our Common Stock, and our Common Stock would become substantially less attractive to certain purchasers such as financial institutions, hedge funds and other similar investors.

Our Common Stock may be affected by limited trading volume and price fluctuations which could adversely impact the value of our Common Stock.

While there has been relatively active trading in our Common Stock over the past twelve months, there can be no assurance that an active trading market in our Common Stock will be maintained. Our Common Stock has experienced, and is likely to experience in the future, significant price and volume fluctuations which could adversely affect the market price of our Common Stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our Common Stock to fluctuate substantially. These fluctuations may also cause short sellers to periodically enter the market in the belief that we will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our Common Stock will be stable or appreciate over time.

We have not paid dividends in the past and do not expect to pay dividends in the future. Any return on an investment in our Common Stock is expected to be limited to an increase in the value of the Common Stock.

We have never paid cash dividends on our Common Stock and do not anticipate doing so in the foreseeable future. The payment of dividends on our Common Stock will depend on our earnings, financial condition, and other business and economic factors as our board of directors may consider relevant. If we do not pay dividends, our Common Stock may be considered less valuable because a return on a shareholder’s investment will only occur if our stock price appreciates.

We adopted a Rights Plan in 2010 which may discourage third parties from attempting to acquire control of our Company and have an adverse effect on the price of our Common Stock.

In November 2010, we adopted a rights plan (the “Rights Plan”) and declared a dividend distribution of twenty preferred share purchase rights for each outstanding share of Common Stock as of the record date on November 24, 2010. Each right, when exercisable, entitles the registered holder to purchase one-hundredth (1/100th) of a share of Series A Preferred Stock, par value $0.001 per shares of the Company at a purchase price of $18 per one-hundredth (1/100th) of a share of the Series A Preferred Stock, subject to certain adjustments. The rights will generally separate from the Common Stock and become exercisable if any person or group acquires or announces a tender offer to acquire 15% or more of our outstanding Common Stock without the consent of our board of directors. Because the rights may substantially dilute the stock ownership of a person or group attempting to take us over without the approval of our board of directors, our Rights Plan could make it more difficult for a third party to acquire us (or a significant percentage of our outstanding capital stock) without first negotiating with our board of directors. In addition, we are governed by provisions of Delaware law that may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us.

The provisions in our charter, bylaws, Rights Plan and under Delaware law related to the foregoing could discourage takeover attempts that our stockholders would otherwise favor, or otherwise reduce the price that investors might be willing to pay for our Common Stock in the future.

Offers or availability for sale of a substantial number of shares of our Common Stock may cause the price of our Common Stock to decline.

If our stockholders sell substantial amounts of our Common Stock in the public market, including upon the expiration of any statutory holding period under Rule 144 or registration for resale, or issued upon the conversion of preferred stock, if any, or exercise of warrants, it could create a circumstance commonly referred to as an "overhang" and in anticipation of which the market price of our Common Stock could fall.  As of November 29, 2016, we have 16,808,979 shares of Common Stock issued and outstanding. As of November 29, 2016, we currently have 180,000 shares underlying warrants that have been registered for resale pursuant to an effective registration statement on Form S-3 (File No. 212437) and commitments to register for resale up to 3,750,000 shares of Common Stock underlying our Series D Convertible Preferred Stock and 2,000,000 shares of common stock underlying our Series E Convertible Preferred Stock. The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.  Further, there is a substantial number of shares of Common Stock underlying the Securities being offered by this Memorandum, and we cannot predict if and when the purchasers may sell such shares in the public markets. In addition, we cannot predict the number of these shares that might be sold nor the effect that future sales of our shares of Common Stock would have on the market price of our shares of Common Stock.

The rights of our common stockholders are limited by and subordinate to the rights of the holders of Series D Convertible Preferred Stock and Series E Convertible Preferred Stock; these rights may have a negative effect on the value of shares of our common stock.

The holders of our outstanding shares of Series D Convertible Preferred Stock and Series E Preferred Stock have rights and preferences generally superior to those of the holders of common stock. The existence of these superior rights and preferences may have a negative effect on the value of shares of our common stock. These rights are more fully set forth in the certificates of designations governing these instruments, and include, but are not limited to:

●	the right to receive a liquidation preference, prior to any distribution of our assets to the holders of our common stock; and

●

the right to convert into shares of our common stock at the conversion price set forth in the certificates of designations governing the respective preferred stock, which may be adjusted as set forth therein.

FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement, including the documents that we incorporate by reference may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act.

Forward-looking statements in this prospectus, including without limitation, statements related to our plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including without limitation the following: (i) our plans, strategies, objectives, expectations and intentions are subject to change at any time at our discretion; (ii) our plans and results of operations will be affected by our ability to manage growth and competition; and (iii) other risks and uncertainties indicated from time to time in our filings with the Securities and Exchange Commission (the “SEC”).

In some cases, you can identify forward-looking statements by terminology such as ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘could,’’ ‘‘expects,’’ ‘‘plans,’’ ‘‘intends,’’ ‘‘anticipates,’’ ‘‘believes,’’ ‘‘estimates,’’ ‘‘predicts,’’ ‘‘potential,’’ or ‘‘continue’’ or the negative of such terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We are under no duty to update any of the forward-looking statements after the date of this report.

Factors that might affect our forward-looking statements include, among other things:

●	overall economic and business conditions;

●	the demand for our goods and services;

●	competitive factors in the industries in which we compete;

●	emergence of new technologies which compete with our service offerings;

●	changes in tax requirements (including tax rate changes, new tax laws and revised tax law interpretations);

●	the outcome of litigation and governmental proceedings;

●	interest rate fluctuations and other changes in borrowing costs;

●	other capital market conditions, including availability of funding sources;

●	potential impairment of our indefinite-lived intangible assets and/or our long-lived assets; and

●	changes in government regulations related to the broadband and Internet protocol industries.

USE OF PROCEEDS

We will receive no current proceeds from the sale of $10,000,000 of Common Stock, Preferred Stock, Debt Securities, Warrants, and/or Units at this time. When we do offer for sale up to the $10,000,000 of Common Stock, Preferred Stock, Debt Securities, Warrants, and/or Units, such proceeds will be used for working capital, acquisitions, general corporate purposes, or to prepay a portion of our outstanding debt due to Melody Business Finance, LLC as may be described in more detail in a supplement to this prospectus.

As of the date of this prospectus, we have not entered into any binding agreement with Melody Business Finance, LLC relating to prepayment of that outstanding debt and there is no guarantee that we will be able to enter into such an agreement on terms favorable to us or at all.

We have not yet determined the amount of net proceeds, if any, to be used specifically for any of the foregoing purposes. Accordingly, we will retain broad discretion over the use of these proceeds. Pending any use as described above, we intend to invest the net proceeds in high-quality, short-term, interest-bearing securities.

In October 2014, we entered into a loan agreement with Melody Business Finance,, LLC which provided the Company with a five-year $35 million term loan (the "Financing" or "Note").  The Note was issued at a 3% discount totaling $1,050,000 which is being amortized over the term of the Note.  The loan bears interest payable in cash at a rate equal to the greater of (i) the sum of the one month Libor rate on each payment date plus 7% or (ii) 8% per annum, and additional paid in kind (“PIK”), or deferred, interest that accrues at 4% per annum.

In October 2019, we must repay the principal amount outstanding plus all accrued interest. As of September 30, 2016, $37,879,095 principal and accrued interest remained outstanding. We have the option of prepaying the loan (i) on or before October 16, 2016, but only in full, and (ii) at any time after October 16, 2016, in the minimum principal amount of $5,000,000 (or to the extent in excess of $5,000,000, in integral multiples of $1,000,000 thereof) or in full if the balance outstanding is less. All optional prepayments are subject to certain premiums between 101% to 107%.

The intended application of proceeds from the sale of any particular offering of securities using this prospectus will be described in the accompanying prospectus supplement relating to such offering. The precise amount and timing of the application of these proceeds will depend on our funding requirements and the availability and costs of other funds.

We will not receive any of the proceeds from the sale of our common stock by the selling stockholders.

SELLING STOCKHOLDERS

We have prepared this prospectus to allow the selling stockholders, to sell, from time to time, up to 5,750,000 shares of common stock, consisting of 3,750,000 shares, or 150%, of the common stock issuable upon conversion of 1,000 shares of our Series D Convertible Preferred Stock and 2,000,000 shares of common stock issuable upon conversion of 2,000,000 shares of our Series E Convertible Preferred Stock. The terms of the Series D Convertible Preferred Stock and Series E Convertible Preferred Stock are described under “Description of Capital Stock” below.  All of the common stock offered by this prospectus may be offered by the selling stockholders for their own account. We will receive no proceeds from any such sale of these shares by the selling stockholders.

The Company entered into an exchange agreement with the selling stockholder on November 9, 2016 pursuant to which we exchanged $5.0 million of our secured debt originally held by Melody Finance LLC for $5.5 million of newly issued shares of Series D Convertible Preferred Stock at a conversion price equal to a 30% discount to the market price on such date and warrants to purchase 4 million shares of common stock at an exercise price of $1.15 per share. Each warrant was to expire five years from the date of issuance and was to be exercisable six months after the date of issuance.

On November 22, 2016, the Company amended and restated its Series D Convertible Preferred Stock to, among other things, effect a 1-for-5.5 forward split of the then outstanding 622 shares of Series D Convertible Preferred Stock, increase the number of designated shares to 4,421 from 1,000, change the initial conversion price to 75% of the closing price of the common stock on the prior trading day (with a floor of $0.40), and include anti-dilution provisions for lower-priced issuances. On such date, the Company also sold 1,000 shares (on a post split basis) of Series D Convertible Preferred Stock to the selling stockholder for an aggregate purchase price of $1,000,000 and entered into an exchange agreement pursuant to which the five year warrants originally issued on November 9, 2016 to purchase 4,000,000 shares of common stock were exchanged for 2,000,000 shares of newly designated Series E Convertible Preferred Stock. We agreed to register for resale 150% of the Common Stock underlying the 1,000 shares of Series D Convertible Preferred Stock and 100% of the Common Stock underlying the 2,000,000 shares of Series E Convertible Prefered Stock. Each share of Series E Convertible Preferred Stock is convertible into one share of common stock. The Company is prohibited from effecting a conversion of the Series D Convertible Preferred Stock or Series E Convertible Preferred Stock to the extent that, as a result of such conversion, the holder would beneficially own more than 9.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock upon conversion of the Series D Convertible Preferred Stock or Series E Convertible Preferred Stock, respectively. For so long as the Company is listed on The Nasdaq Capital Market, the Company is also prohibited from issuing conversion shares if such issuance would violate applicable shareholder voting rules or approval rules. On November 29, 2016, we were notified that the Nasdaq Hearings Panel has determined to delist the Company’s shares from The NASDAQ Capital Market , and will suspend trading in those shares effective at the open of business on December 1, 2016.We expect that our common stock will be quoted on the OTCQB effective December 1, 2016.

Selling Stockholder Table

The following table sets forth information with respect to our common stock known to us to be beneficially owned by the selling stockholders as of November 29, 2016. To our knowledge, each of the selling stockholders have sole voting and investment power over the common stock listed in the table below. Except as otherwise disclosed herein, each selling stockholder, to our knowledge, has not had a material relationship with us during the three years immediately preceding the consummation of the private placement.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Before this Offering	Percentage of Common Stock Beneficially Owned Before this Offering**	Share of Common Stock Offered in this Offering	Shares of Common Stock Beneficially Owned After this Offering	Percentage of Common Stock Beneficially Owned After this Offering***
HS Contrarian Investments, LLC (1)	1,679,217(2)	9.99%	5,750,000(3)	2,253,642	9.99%	(4)

*    Less than 1%.

**  Based on 16,808,979 shares of common stock issued and outstanding as of  November 29, 2016.

*** Based on 16,808,979 shares of common stock issued and outstanding as of November 29, 2016 and 5,750,000 shares issued in the offering.

1)

John Stetson is the Managing Member of HS Contrarian Investments, LLC and in such capacity, is deemed to hold voting and dispositive power of the securities held by HS Contrarian Investments, LLC. HS Contrarian Investments, LLC purchased 892,857 shares of Series B Convertible Stock and 223,214 warrants in the Company’s July 2016 private placement and 370,370 shares of common stock in the Company’s September 2016 underwritten offering. Mr. Stetson purchased 173,000 shares of common stock and 223,174 warrants in the Company’s June 2016 public offering of common stock and private offering of warrants.

(2)

Includes 1,490,769 shares of common stock issuable upon conversion of Series D Convertible Preferred Stock held by HS Contrarian Investments, LLC at an assumed conversion price floor of $0.40. Does not include 4,674,231 shares of common stock issuable upon conversion of the remaining shares of Series D Convertible at an assumed conversion price floor of $0.40 due to a blocker that prevents conversion of the Series D Convertible Preferred Stock if such conversion would result in the holder’s beneficial ownership being in excess of 9.99% of the total outstanding shares of common stock. Does not include 2,000,000 shares of common stock underlying Series E Convertible Preferred Stock due to a blocker that prevents conversion of the Series E Convertible Preferred Stock if such conversion would result in the holder’s beneficial ownership being in excess of 9.99% of the total outstanding shares of common stock.

(3)	Includes 3,750,000 shares of common stock underlying Series D Convertible Preferred Stock and 2,000,000 shares of common stock underlying Series E Convertible Preferred Stock.

DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

We have the authority to issue 205,000,000 shares of capital stock, consisting of 200,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share, which can be issued from time to time by our board of directors on such terms and conditions as they may determine.

As of November 29, 2016, there were 16,808,979 shares of common stock issued and outstanding and we had approximately 35 holders of record of our common shares. We have designated 350,000 shares of Series A Preferred Stock, of which 0 shares are outstanding, we have designated 892,857 shares of Series B Convertible Preferred Stock, of which 0 shares are outstanding, we have designated 680,000 shares of Series C Convertible Preferred Stock, of which 0 shares are issued and outstanding, we have designated 4,421 shares of Series D Convertible Preferred Stock, of which 2,466 are issued and outstanding and we have designated 2,000,000 shares of Series E Convertible Preferred Stock, of which 2,000,000 are issued and outstanding.

Common Stock

We are authorized to issue 200,000,000 shares of common stock. Subject to the rights of the preferred stock, holders of common stock are entitled to receive such dividends as are declared by our Board out of funds legally available for the payment of dividends.  We presently intend to retain any earnings to fund the development of our business.  Accordingly, we do not anticipate paying any dividends on our common stock for the foreseeable future.  Any future determination as to the declaration and payment of dividends will be made at the discretion of our Board.

In the event of the liquidation, dissolution, or winding up of the Company, each outstanding share of our common stock will be entitled to share equally in any of our assets remaining after payment of or provision for our debts and other liabilities.

Holders of common stock are entitled to one vote per share on matters to be voted upon by stockholders.  There is no cumulative voting for the election of directors which means that the holders of shares entitled to exercise more than fifty percent (50%) of the voting rights in the election of directors are able to elect all of the directors.

Holders of common stock have no preemptive rights to subscribe for or to purchase any additional shares of common stock or other obligations convertible into shares of common stock which we may issue after the date of this registration statement.

All of the outstanding shares of common stock are fully paid and non-assessable.  Holders of our common stock are not liable for further calls or assessments.

The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Shares of our common stock are listed on The NASDAQ Capital Market under the symbol TWER. As of November 29, 2016, the closing price of our common shares on The NASDAQ Capital Market was $0.35. On November 29, 2016, we were notified that the Nasdaq Hearings Panel has determined to delist the Company’s shares from The NASDAQ Capital Market , and will suspend trading in those shares effective at the open of business on December 1, 2016.We expect that our common stock will be quoted on the OTCQB effective December 1, 2016.

Preferred Stock

We are authorized to issue 5,000,000 shares of “blank check” preferred stock which may be issued from time to time in one or more classes and in one or more series within a class upon authorization by our Board. Our Board, without further approval of the shareholders, is authorized to fix the preferences, limitations and relative rights of the shares of each class or series within a class. The issuance of preferred stock could adversely affect the voting power, conversion or other rights of holders of common stock. Preferred stock could be issued quickly with terms calculated to delay or prevent a change in control of the Company or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock.

If we offer preferred stock, we will file the terms of the preferred stock with the SEC, and the prospectus supplement and/or other offering material relating to that offering will include a description of the specific terms of the offering including any of the following applicable terms:

●	the series, the number of shares offered and the liquidation value of the preferred stock;

●	the price at which the preferred stock will be issued;

●	the dividend rate, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred stock;

●	the liquidation preference of the preferred stock;

●	the voting rights of the preferred stock;

●	whether the preferred stock is redeemable or subject to a sinking fund, and the terms of any such redemption or sinking fund;

●	whether the preferred stock is convertible or exchangeable for any other securities, and the terms of any such conversion; and

●	any additional rights, preferences, qualifications, limitations and restrictions of the preferred stock.

It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until our board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

●	decreasing the amount of earnings and assets available for distribution to holders of common stock;

●	restricting dividends on common stock;

●	diluting the voting power of common stock;

●	impairing the liquidation rights of common stock; and

●	delaying, deferring or preventing a change in control of the Company.

Series A Preferred Stock

Our Board has designated 350,000 shares of our preferred stock as Series A Preferred Stock (“Series A Preferred Stock”).

On November 8, 2010, we adopted a stockholder rights plan in which rights to purchase shares of Series A Preferred Stock were distributed as a dividend at the rate of twenty rights for each share of common stock.  Each right, if exercisable will entitle the holder to purchase one-hundreth of a share of Series A Preferred Stock at an exercise price of $18. The Series A Preferred Stock is structured so that the value of one one-hundredth of a share of Series A Preferred Stock will approximate the value of one share of the Company's common stock.

The purpose of the plan is to protect the long-term value of the Company for its shareholders and to protect shareholders from various abusive takeover tactics, including attempts to acquire control of the Company at an inadequate price.  The plan is designed to give the Company's Board of Directors sufficient time to study and respond to an unsolicited takeover attempt. However, the plan could also could deter or prevent transactions that stockholders deem to be in their interests, and could reduce the price that investors or an acquirer might be willing to pay in the future for shares of our common stock. In general, the rights will become exercisable if a person or group acquires 15% or more of the Company’s common stock or announces a tender offer or exchange offer for 15% or more of the Company’s common stock.

Depending on the circumstances, the effect of the exercise of rights will vary.  When the rights initially become exercisable, as described above, each holder of a right will be allowed to purchase one-hundreth of a share of a newly created series of the Company’s preferred shares at an exercise price of $18.  However, if a person acquires 15% or more of the Company’s common stock in a transaction that was not approved by the Board of Directors, each right would instead entitle the holder (other than such an acquiring person) to purchase common stock at 50% of the market price of the Company’s common stock at that time.

The rights will expire on November 8, 2020.  The Company may redeem the rights for $0.001 each at any time until the tenth business day following public announcement that a person or group has acquired 15% or more of its outstanding common stock.

Each share of Series A Preferred Stock will be entitled to a preferential dividend of five times the dividend declared per share of common stock.  In the event of liquidation, the holders of the Series A Preferred Stock will be entitled to an aggregate payment of five times the payment made per share of common stock.  Each share of Series A Preferred Stock will have five votes and will vote together with the common stock.  In the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each share of Series A Preferred Stock will be entitled to receive five times the amount received per share of common stock.  In the event of a liquidation, dissolution or winding up of the Company, each share of Series A Preferred Stock will be entitled to the greater of $0.001 per whole share or an amount equal to five times the amount distributed on each share of common stock. These rights are protected by customary anti-dilution provisions. Unless otherwise provided in the certificate of incorporation or a certificate of designation relating to a subsequent series of preferred stock, the Series A Preferred Stock shall rank junior to all other series of the Company’s preferred stock.

Series B Preferred Stock

Our board of directors has designated 892,857 shares of our preferred stock as Series B Convertible Preferred Stock. Each share of Series B Convertible Preferred Stock had a liquidation value of $0.001 and was convertible into one half of a share of common stock, subject to adjustments for stock dividends, stock splits and similar corporate actions. The Company was prohibited from effecting the conversion of a holder’s Series B Convertible Preferred Stock to the extent that, as a result of such exercise, such holder would beneficially own more than 9.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock upon such conversion. The Series B Convertible Preferred Stock was to rank senior to the Series A Preferred Stock and the Company’s Common Stock.

The Company issued 892,857 shares of Series B Convertible Preferred Stock on July 7, 2016 in connection with a financing as of that date. No shares of Series B Convertible Preferred Stock remain outstanding.

Series C Preferred Stock

Our board of directors has designated 680,000 shares of our preferred stock as Series C Convertible Preferred Stock. Each share of Series C Convertible Preferred Stock had a liquidation value of $0.001 and was convertible into one share of common stock, subject to adjustments for stock dividends, stock splits and similar corporate actions. The Company was prohibited from effecting the conversion of a holder’s Series C Convertible Preferred Stock to the extent that, as a result of such exercise, such holder would beneficially own more than 9.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock upon such conversion. The Series C Convertible Preferred Stock was to rank senior to the Series A Preferred Stock and the Company’s Common Stock.

The Company issued 680,000 shares of Series C Convertible Preferred Stock on September 14, 2016 in connection with the exchange of 973,214 warrants, as described below. The Company registered for resale the 680,000 shares of common stock issuable upon conversion of Series C Convertible Preferred Stock. No shares of Series C Convertible Preferred Stock remain outstanding.

Series D Preferred Stock

On November 22, 2016, the Company amended and restated its Series D Convertible Preferred Stock to, among other things, effect a 5.5 forward split of the outstanding 622 shares of Series D Convertible Preferred Stock and increase the number of designated shares to 4,421. On such date, the Company also sold 1,000 shares (on a post-split basis) of Series D Convertible Preferred Stock to an existing investor for an aggregate purchase price of $1,000,000. The Company filed with the Secretary of State of the State of Delaware an amended and restated Certificate of Designation of Preferences, Rights and Limitations of Series D Convertible Preferred Stock (the “Series D Certificate of Designations”) on November 22, 2016. Pursuant to the Series D Certificate of Designations, the Company effectuated a 5.5 forward split of its 622 issued and outstanding shares of Series D Convertible Preferred Stock and designated 4,421 shares of its blank check preferred stock as Series D Convertible Preferred Stock. The shares of Series D Convertible Preferred Stock are convertible into common stock based on a conversion calculation per share equal to the quotient of the stated value of such Series D Convertible Preferred Stock, plus all accrued and unpaid dividends, if any, on such Series D Convertible Preferred Stock, as of such date of determination, divided by the conversion price. The stated value of each share of Series D Convertible Preferred Stock is equal to $1,000 and the initial conversion price is equal to 75% of the closing price of the common stock on the prior trading day, each subject to adjustment for stock splits, stock dividends, recapitalizations, combinations, subdivisions or other similar events. At no time shall the conversion price be lower than the equivalent of $0.40 per share of common stock. If the common stock is delisted from the Nasdaq Capital Market and the Company issues securities at a price per share of common stock lower than the then conversion price of the Series D Convertible Preferred Stock (such lower price, the “Base Conversion Price”), the conversion price of the outstanding shares of Series D Convertible Preferred Stock shall be lowered to match the Base Conversion Price. On November 29, 2016, we were notified that the Nasdaq Hearings Panel has determined to delist the Company’s shares from The NASDAQ Capital Market , and will suspend trading in those shares effective at the open of business on December 1, 2016. We expect that our common stock will be quoted on the OTCQB effective December 1, 2016.

In the event of a liquidation, dissolution or winding up of the Company, each share of Series D Convertible Preferred Stock will be entitled to a per share preferential payment equal to 200% of the stated value of such Series D Convertible Preferred Stock, plus all accrued and unpaid dividends, if any. All shares our capital stock will be junior in rank to Series D Convertible Preferred Stock with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding-up of the Company. The holders of Series D Convertible Preferred Stock will be entitled to receive dividends if and when declared by our board of directors. The Series D Convertible Preferred Stock shall participate on an “as converted” basis, with all dividends declared on our common stock. In addition, if we grant, issue or sell any rights to purchase our securities pro rata to all our record holders of our common stock, each holder will be entitled to acquire such securities applicable to the granted purchase rights as if the holder had held the number of shares of common stock acquirable upon complete conversion of all Series D Convertible Preferred Stock then held.

The Company is prohibited from effecting a conversion of the Series D Convertible Preferred Stock to the extent that, as a result of such conversion, the holder would beneficially own more than 9.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock upon conversion of the Series D Convertible Preferred Stock, which beneficial ownership limitation may be decreased by the holder at its option. Each holder is entitled to vote on all matters submitted to stockholders of the Company, and shall have the number of votes equal to the number of shares of common stock issuable upon conversion of such holder’s Series D Convertible Preferred Stock, but not in excess of the beneficial ownership limitations. For so long as the Company is listed on The Nasdaq Capital Market, the Company is also prohibited from issuing conversion shares if such issuance would violate applicable shareholder approval rules. The Company is registering for resale up to 3,750,000 shares of common stock underlying the Series D Convertible Preferred Stock in the registration statement of which this prospectus forms a part. As of November 29, 2016, 2,466 shares of Series D Convertible Preferred Stock remain outstanding.

Series E Preferred Stock

The Company filed with the Secretary of State of the State of Delaware an amended and restated Certificate of Designation of Preferences, Rights and Limitations of Series E Convertible Preferred Stock (the “Series E Certificate of Designations”) on November 22, 2016. Pursuant to the Series E Certificate of Designations, the Company designated 2,000,000 shares of its blank check preferred stock as Series E Convertible Preferred Stock. Each share of Series E Convertible Preferred Stock has a liquidation value of $0.001 and is convertible into one share of common stock, subject to adjustments for stock dividends, stock splits and similar corporate actions. We are prohibited from effecting a conversion of the Series E Convertible Preferred Stock to the extent that, as a result of such conversion, the holder would beneficially own more than 9.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock upon conversion of the Series E Convertible Preferred Stock, which beneficial ownership limitation may be decreased by the holder at its option. Each holder is entitled to vote on all matters submitted to stockholders of the Company, and shall have the number of votes equal to the number of shares of common stock issuable upon conversion of such holder’s Series E Convertible Preferred Stock, but not in excess of the beneficial ownership limitations. For so long as the Company is listed on The Nasdaq Capital Market, the Company is also prohibited from issuing conversion shares if such issuance would violate applicable shareholder approval rules. The Company is registering for resale up to 2,000,000 shares of common stock underlying the Series E Convertible Preferred Stock in the registration statement of which this prospectus forms a part.

Warrants

On October 16, 2014 we issued Melody Business Finance, LLC and related parties warrants to purchase an aggregate of 180,000 shares of common stock. The warrants have a term of seven and a half years. Two thirds of the warrants may be exercised into shares of common stock at an exercise price of $25.20 per share and one third of the warrants may be exercised into common stock at an exercise price of $0.20 per share. The warrants may be exercised for cash or by means of a “cashless exercise”. The warrant holders were granted demand and piggyback registration rights. The warrants also provide for certain rights upon fundamental transactions and adjustments to the exercise price based on stock dividends, stock splits and similar corporate actions.

On June 17, 2016, we issued certain accredited investors warrants to purchase an aggregate of 750,000 shares of common stock. As amended and restated, each warrant was to expire five years from the date of issuance, have an exercise price of $3.80 per share and will be exercisable immediately after the date of issuance, or six months from the date of issuance if required by the listing rules of The Nasdaq Capital Market or the shareholder approval rules of Nasdaq. The warrants included a mandatory exercise right of the Company to force exercise of the warrants if the Company’s common stock trades at or above $7.60 for any ten consecutive trading days out of a thirty consecutive trading day period (subject to certain equity conditions, a 9.99% beneficial ownership limitation and applicable NASDAQ shareholder approval rules, if any). The warrants were exercisable for cash if there was an effective registration statement registering the warrant shares for resale. Otherwise the warrants were exercisable on a cashless basis. The warrant shares were registered for resale pursuant to an effective registration statement. The warrants also provided for certain rights upon fundamental transactions and adjustments to the exercise price based on stock dividends, stock splits and similar corporate actions. We were prohibited from effecting the exercise of a holder’s warrant to the extent that, as a result of such exercise, such holder would beneficially own more than 9.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock upon exercise of such warrant.

On July 7, 2016, we issued to an accredited investor warrants to purchase an aggregate of 223,214 shares of common stock at an exercise price equal to $3.00 per share of common stock, subject to adjustment as provided therein. Each warrant was to expire five years from the date of issuance and be exercisable immediately after the date of issuance. The warrants were exercisable for cash if there was an effective registration statement registering the warrant shares for resale. Otherwise the warrants were exercisable on a cashless basis. The warrant shares were registered for resale pursuant to an effective registration statement. The warrants also provided for certain rights upon fundamental transactions and adjustments to the exercise price of the warrants based on stock dividends, stock splits and similar corporate actions. We were prohibited from effecting the exercise of a holder’s warrant to the extent that, as a result of such exercise, such holder would beneficially own more than 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of such warrant.

On September 14, 2016, in connection with obtaining the required approval of the investors in the June 2016 financing to an underwritten offering of its common stock,, the Company entered into separate exchange agreements with the holders of all of the warrants issued in June 2016 and July 2016. Under the terms of the exchange agreements, each investor exchanged its respective warrants (an aggregate of 973,214 warrants), without the payment of any exercise price therefore, and relinquished any and all other rights it may have under the warrants, for an aggregate of 680,000 shares of the Company’s newly authorized shares of Series C Convertible Preferred Stock.

The Company entered into an exchange agreement on November 9, 2016 pursuant to which $5.5 million of its secured debt was exchanged for newly issued shares of Series D Convertible Preferred Stock issued by the Company and warrants to purchase 4 million shares of common stock at an exercise price of $1.15 per share. Each warrant was to expire five years from the date of issuance and was to be exercisable six months after the date of issuance. The warrants were to be exercised on a cashless basis if there is no effective registration statement registering the shares of common stock underlying the warrants for resale within 90 days of issuance. Otherwise, the Warrants were to be exercised for cash. The exercise price was to be reduced to $1.012 per share upon the failure to timely register for resale the shares of common stock underlying the warrants.  The warrants also provided for certain rights upon fundamental transactions and adjustments to the exercise price of the warrants based on stock dividends, stock splits and similar corporate actions.  The Company was prohibited from effecting the exercise of a holder’s warrant to the extent that, as a result of such exercise, such holder would beneficially own more than 9.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock upon exercise of such warrant. On November 22, 2016, the Company entered into an exchange agreement pursuant to which five year warrants originally issued on November 9, 2016 were exchanged for 2,000,000 shares of newly designated Series E Convertible Preferred Stock

Provisions of Our Certificate of Incorporation and Delaware Law that May Have an Anti-Takeover Effect

Certain provisions set forth in our certificate of incorporation and Delaware law, which are summarized below, may have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in the stockholder’s best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Delaware Takeover Statute

Section 203 of the Delaware General Corporation Law (“DGCL”) prohibits a Delaware corporation that is a public company from engaging in any “business combination” (as defined below) with any “interested stockholder” (defined generally as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with such entity or person) for a period of three years following the date that such stockholder became an interested stockholder, unless:

●	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●

on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 of the DCGL defines “business combination” to include:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

Listing

Our common stock is currently traded on The NASDAQ Capital Market under the symbol “TWER.” On November 29, 2016, the closing price for our common stock was $0.35 per share. On November 29, 2016, we were notified that the Nasdaq Hearings Panel has determined to delist the Company’s shares from The NASDAQ Capital Market , and will suspend trading in those shares effective at the open of business on December 1, 2016. We expect that our common stock will be quoted on the OTCQB effective December 1, 2016. As of November 25, 2016, we had 35 stockholders of record.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equity Stock Transfer. Its address is 237 West 37th Street, Suite 601, New York, NY 10018 and its telephone number is (212) 575-5757.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplements or free writing prospectuses, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. We may issue debt securities, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. While the terms we have summarized below will apply generally to any future debt securities we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement or free writing prospectus. The terms of any debt securities we offer under a prospectus supplement may differ from the terms we describe below. However, no prospectus supplement shall fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness. As of the date of this prospectus, we have no outstanding registered debt securities. Unless the context requires otherwise, whenever we refer to the “indentures,” we also are referring to any supplemental indentures that specify the terms of a particular series of debt securities.

We will issue any senior debt securities under the senior indenture that we will enter into with the trustee named in the senior indenture. We will issue any subordinated debt securities under the subordinated indenture and any supplemental indentures that we will enter into with the trustee named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement, of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC.

The indentures will be qualified under the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act. We use the term “trustee” to refer to either the trustee under the senior indenture or the trustee under the subordinated indenture, as applicable.

The following summaries of material provisions of the senior debt securities, the subordinated debt securities and the indentures are subject to, and qualified in their entirety by reference to, all of the provisions of the indenture and any supplemental indentures applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements and any related free writing prospectuses related to the debt securities that we may offer under this prospectus, as well as the complete indentures that contains the terms of the debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

General

The terms of each series of debt securities which we may offer under an amendment to this prospectus will be established by or pursuant to a resolution of our Board of Directors and set forth or determined in the manner provided in an officers’ certificate or by a supplemental indenture. Debt securities may be issued in separate series without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series. We will describe in the applicable prospectus supplement the terms of the series of debt securities being offered, including:

●	the title;

●	the principal amount being offered, and if a series, the total amount authorized and the total amount outstanding;

●	any limit on the amount that may be issued;

●	whether or not we will issue the series of debt securities in global form, and, if so, the terms and who the depositary will be;

●	the maturity date;

●

whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

●

the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

●	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

●	the terms of the subordination of any series of subordinated debt;

●	the place where payments will be made;

●	restrictions on transfer, sale or other assignment, if any;

●	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

●

the date, if any, after which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions and the terms of those redemption provisions;

●

provisions for a sinking fund purchase or other analogous fund, if any, including the date, if any, on which, and the price at which we are obligated, pursuant thereto or otherwise, to redeem, or at the holder’s option, to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;

●	whether the indenture will restrict our ability or the ability of our subsidiaries to:

●	incur additional indebtedness and securities;

●	create liens;

●	pay dividends or make distributions in respect of our capital stock or the capital stock of our subsidiaries;

●	redeem capital stock;

●	place restrictions on our subsidiaries’ ability to pay dividends, make distributions or transfer assets;

●	make investments or other restricted payments;

●	sell or otherwise dispose of assets;

●	enter into sale-leaseback transactions;

●	engage in transactions with stockholders or affiliates;

●	issue or sell stock of our subsidiaries; or

●	effect a consolidation or merger;

●	whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;

●	a discussion of certain material or special United States federal income tax considerations applicable to the debt securities;

●	information describing any book-entry features;

●	the applicability of the provisions in the indenture on discharge;

●

whether the debt securities are to be offered at a price such that they will be deemed to be offered at an “original issue discount” as defined in paragraph (a) of Section 1273 of the Internal Revenue Code of 1986, as amended;

●	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

●	the currency of payment of debt securities if other than U.S. dollars and the manner of determining the equivalent amount in U.S. dollars; and

●

any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any additional events of default or covenants provided with respect to the debt securities, and any terms that may be required by us or advisable under applicable laws or regulations.

Conversion or Exchange Rights

We will set forth in the applicable prospectus supplement the terms under which a series of debt securities may be convertible into or exchangeable for our common stock, our preferred stock or other securities (including securities of a third party). We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our common stock, our preferred stock or other securities (including securities of a third party) that the holders of the series of debt securities receive would be subject to adjustment.

Consolidation, Merger or Sale

Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the indentures will not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the debt securities, as appropriate. If the debt securities are convertible into or exchangeable for our other securities or securities of other entities, the person with whom we consolidate or merge or to whom we sell all of our property must make provisions for the conversion of the debt securities into securities that the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Events of Default under the Indenture

Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the following are events of default under the indentures with respect to any series of debt securities that we may issue:

●	if we fail to pay interest when due and payable and our failure continues for 90 days and the time for payment has not been extended;

●	if we fail to pay the principal, premium or sinking fund payment, if any, when due and payable at maturity, upon redemption or repurchase or otherwise, and the time for payment has not been extended;

●

if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive notice from the trustee or we and the trustee receive notice from the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

●	if specified events of bankruptcy, insolvency or reorganization occur.

We will describe in each applicable prospectus supplement any additional events of default relating to the relevant series of debt securities.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the trustee if notice is given by such holders, may declare the unpaid principal, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default arises due to the occurrence of certain specified bankruptcy, insolvency or reorganization events, the unpaid principal, premium, if any, and accrued interest, if any, of each issue of debt securities then outstanding shall be due and payable without any notice or other action on the part of the trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the trustee reasonable indemnity or security satisfactory to it against any loss, liability or expense. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series, provided that:

●	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

●

subject to its duties under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

The indentures provide that if an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture, or that the trustee determines is unduly prejudicial to the rights of any other holder of the relevant series of debt securities, or that would involve the trustee in personal liability. Prior to taking any action under the indentures, the trustee will be entitled to indemnification against all costs, expenses and liabilities that would be incurred by taking or not taking such action.

A holder of the debt securities of any series will have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies only if:

●	the holder has given written notice to the trustee of a continuing event of default with respect to that series;

●

the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made a written request and such holders have offered reasonable indemnity to the trustee or security satisfactory to it against any loss, liability or expense or to be incurred in compliance with instituting the proceeding as trustee; and

●

the trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 90 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities, or other defaults that may be specified in the applicable prospectus supplement.

We will periodically file statements with the trustee regarding our compliance with specified covenants in the indentures.

The indentures provide that if a default occurs and is continuing and is actually known to a responsible officer of the trustee, the trustee must mail to each holder notice of the default within the earlier of 90 days after it occurs and 30 days after it is known by a responsible officer of the trustee or written notice of it is received by the trustee, unless such default has been cured or waived. Except in the case of a default in the payment of principal or premium of, or interest on, any debt security or certain other defaults specified in an indenture, the trustee shall be protected in withholding such notice if and so long as the Board of Directors, the executive committee or a trust committee of directors, or responsible officers of the trustee, in good faith determine that withholding notice is in the best interests of holders of the relevant series of debt securities.

 Modification of Indenture; Waiver

Subject to the terms of the indenture for any series of debt securities that we may issue, we and the trustee may change an indenture without the consent of any holders with respect to the following specific matters:

●	to fix any ambiguity, defect or inconsistency in the indenture;

●	to comply with the provisions described above under “Description of Debt Securities — Consolidation, Merger or Sale;”

●	to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act;

●

to add to, delete from or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of debt securities, as set forth in the indenture;

●

to provide for the issuance of, and establish the form and terms and conditions of, the debt securities of any series as provided under “Description of Debt Securities — General,” to establish the form of any certifications required to be furnished pursuant to the terms of the indenture or any series of debt securities, or to add to the rights of the holders of any series of debt securities;

●	to evidence and provide for the acceptance of appointment hereunder by a successor trustee;

●	to provide for uncertificated debt securities and to make all appropriate changes for such purpose;

●

to add such new covenants, restrictions, conditions or provisions for the benefit of the holders, to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default or to surrender any right or power conferred to us in the indenture; or

●	to change anything that does not adversely affect the interests of any holder of debt securities of any series in any material respect.

In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, subject to the terms of the indenture for any series of debt securities that we may issue or otherwise provided in the prospectus supplement applicable to a particular series of debt securities, we and the trustee may only make the following changes with the consent of each holder of any outstanding debt securities affected:

●	extending the stated maturity of the series of debt securities;

●	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption or repurchase of any debt securities; or

●	reducing the percentage of debt securities, the holders of which are required to consent to any amendment, supplement, modification or waiver.

Discharge

Each indenture provides that, subject to the terms of the indenture and any limitation otherwise provided in the prospectus supplement applicable to a particular series of debt securities, we may elect to be discharged from our obligations with respect to one or more series of debt securities, except for specified obligations, including obligations to:

●	register the transfer or exchange of debt securities of the series;

●	replace stolen, lost or mutilated debt securities of the series;

●	maintain paying agencies;

●	hold monies for payment in trust;

●	recover excess money held by the trustee;

●	compensate and indemnify the trustee; and

●	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, and any premium and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depositary named by us and identified in a prospectus supplement with respect to that series. See “Legal Ownership of Securities” below for a further description of the terms relating to any book-entry securities.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

●

issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

●	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Trustee

The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture and is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur. However, upon an event of default under an indenture, the trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest payment.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check that we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in the applicable prospectus supplement, we will designate the corporate trust office of the trustee as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the trustee for the payment of the principal of or any premium or interest on any debt securities that remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

Ranking Debt Securities

The subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to certain other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated debt securities that we may issue. It also does not limit us from issuing any other secured or unsecured debt.

The senior debt securities will be unsecured and will rank equally in right of payment to all our other senior unsecured debt. The senior indenture does not limit the amount of senior debt securities that we may issue. It also does not limit us from issuing any other secured or unsecured debt.

Existing Senior and Subordinated Debt

As of November 29, 2016 we had no existing Senior or Subordinated debt issued under any indenture.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplements and free writing prospectuses, summarizes the material terms and provisions of the warrants that we may offer under this prospectus, which may consist of warrants to purchase common stock, preferred stock or debt securities and may be issued in one or more series. Warrants may be offered independently or together with common stock, preferred stock or debt securities offered by any prospectus supplement, and may be attached to or separate from those securities. While the terms we have summarized below will apply generally to any warrants that we may offer under this prospectus, we will describe the particular terms of any series of warrants that we may offer in more detail in the applicable prospectus supplement and any applicable free writing prospectus. The terms of any warrants offered under a prospectus supplement may differ from the terms described below. However, no prospectus supplement will fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness.

We will issue the warrants under a warrant agreement that we will enter into with a warrant agent to be selected by us. The warrant agent will act solely as an agent of ours in connection with the warrants and will not act as an agent for the holders or beneficial owners of the warrants. We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from a current report on Form 8-K that we file with the SEC, the form of warrant agreement, including a form of warrant certificate, that describes the terms of the particular series of warrants we are offering before the issuance of the related series of warrants. The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to a particular series of warrants. We urge you to read the applicable prospectus supplement and any applicable free writing prospectus related to the particular series of warrants that we sell under this prospectus, as well as the complete warrant agreements and warrant certificates that contain the terms of the warrants.

General

We will describe in the applicable prospectus supplement the terms relating to a series of warrants, including:

●	the offering price and aggregate number of warrants offered;

●	the currency for which the warrants may be purchased;

●	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

●	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

●

in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

●

in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

●	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreements and the warrants;

●	the terms of any rights to redeem or call the warrants;

●	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

●	the dates on which the right to exercise the warrants will commence and expire;

●	the manner in which the warrant agreements and warrants may be modified;

●	United States federal income tax consequences of holding or exercising the warrants;

●	the terms of the securities issuable upon exercise of the warrants; and

●	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

●

in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

●

in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Enforceability of Rights by Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

DESCRIPTION OF UNITS

The following description, together with the additional information we may include in any applicable prospectus supplements and free writing prospectuses, summarizes the material terms and provisions of the units that we may offer under this prospectus. While the terms we have summarized below will apply generally to any units that we may offer under this prospectus, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below. However, no prospectus supplement will fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from a current report on Form 8-K that we file with the SEC, the form of unit agreement that describes the terms of the series of units we are offering, and any supplemental agreements, before the issuance of the related series of units. The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement and any supplemental agreements applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the particular series of units that we sell under this prospectus, as well as the complete unit agreement and any supplemental agreements that contain the terms of the units.

General

We may issue units comprised of one or more debt securities, shares of common stock, shares of preferred stock and warrants in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe in the applicable prospectus supplement the terms of the series of units, including:

●	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

●	any provisions of the governing unit agreement that differ from those described below; and

●	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Capital Stock,” “Description of Debt Securities” and “Description of Warrants” will apply to each unit and to any common stock, preferred stock, debt security or warrant included in each unit, respectively.

Issuance in Series

We may issue units in such amounts and in numerous distinct series as we determine.

Enforceability of Rights by Holders of Units

Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.

We, the unit agents and any of their agents may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary. See “Legal Ownership of Securities.”

LEGAL OWNERSHIP OF SECURITIES

We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee or depositary or warrant agent maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Global securities will be registered in the name of the depositary or its participants. Consequently, for global securities, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a global security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not legal holders, of the securities.

Street Name Holders

We may terminate a global security or issue securities that are not issued in global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we or any applicable trustee or depositary will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we or any such trustee or depositary will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not legal holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of any applicable trustee or third party employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with its participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture, or for other purposes. In such an event, we would seek approval only from the legal holders, and not the indirect holders, of the securities. Whether and how the legal holders contact the indirect holders is up to the legal holders.

 Special Considerations for Indirect Holders

If you hold securities through a bank, broker or other financial institution, either in book-entry form because the securities are represented by one or more global securities or in street name, you should check with your own institution to find out:

●	how it handles securities payments and notices;

●	whether it imposes fees or charges;

●	how it would handle a request for the holders’ consent, if ever required;

●	whether and how you can instruct it to send you securities registered in your own name so you can be a legal holder, if that is permitted in the future;

●	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

●	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is a security that represents one or any other number of individual securities held by a depositary. Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we issue to, deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “Special Situations When A Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and legal holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a legal holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued as a global security, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations For Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only as global securities, an investor should be aware of the following:

●

an investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

●

an investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above;

●	an investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

●

an investor may not be able to pledge his or her interest in the global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

●

the depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in the global security. We and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We and the trustee also do not supervise the depositary in any way;

●

the depositary may, and we understand that DTC will, require that those who purchase and sell interests in the global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

●

financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in the global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries

Special Situations When A Global Security Will Be Terminated

In a few special situations described below, a global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own names, so that they will be direct holders. We have described the rights of holders and street name investors above.

A global security will terminate when the following special situations occur:

●

if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

●	if we notify any applicable trustee that we wish to terminate that global security; or

●	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

The applicable prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and neither we nor any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

PLAN OF DISTRIBUTION

We or the selling stockholders may sell shares of our common stock from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We or the selling stockholders may sell the securities through underwriters or dealers, through agents, or directly to one or more purchasers. We or the selling stockholders may distribute shares of our common stock from time to time in one or more transactions:

●	at a fixed price or prices, which may be changed;

●	at market prices prevailing at the time of sale;

●	at prices related to such prevailing market prices; or

●	at negotiated prices.

A prospectus supplement or supplements will describe the terms of the offering of our common stock, including:

●	the name or names of any underwriters, if any;

●	the purchase price of the shares of our common stock and the proceeds we will receive from the sale;

●	any over-allotment options under which underwriters may purchase additional shares from us;

●	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

●	any public offering price;

●	any discounts or concessions allowed or re-allowed or paid to dealers; and

●	any securities exchange or market on which the shares of common stock may be listed.

Only underwriters named in the prospectus supplement are underwriters of the shares of common stock offered by the prospectus supplement.

If underwriters are used in the sale, they will acquire the shares of common stock for their own account and may resell the shares from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale.  The obligations of the underwriters to purchase the shares will be subject to the conditions set forth in the applicable underwriting agreement.  We or the selling stockholders may offer the shares of common stock to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate.  Subject to certain conditions, the underwriters will be obligated to purchase all of the shares offered by the prospectus supplement, other than shares covered by any over-allotment option.  Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may change from time to time.  We or the stockholders may use underwriters with whom we have or the stockholders have a material relationship.  We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We or the selling stockholders may sell shares of our common stock directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of shares and we will describe any commissions we or the stockholders will pay the agent in the prospectus supplement.  Unless the prospectus supplement states otherwise, any such agent will act on a best-efforts basis for the period of its appointment.

We or the selling stockholders may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase shares of common stock from us or from the stockholders at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future.  We will describe the conditions to these contracts and the commissions we or the stockholders must pay for solicitation of these contracts in the prospectus supplement.

We or the selling stockholders may provide agents and underwriters with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities.  Agents and underwriters may engage in transactions with, or perform services for, us or the stockholders in the ordinary course of business.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.  Overallotment involves sales in excess of the offering size, which create a short position.  Stabilizing transactions permit bids to purchase the underlying shares so long as the stabilizing bids do not exceed a specified maximum price.  Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions.  Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the common stock originally sold by the dealer is purchased in a covering transaction to cover short positions.  Those activities may cause the price of the common stock to be higher than it would be otherwise.  If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters that are qualified market-makers on the trading market for our common stock may engage in passive market-making transactions in the common stock in accordance with Regulation M under the Exchange Act, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the common stock.  Passive market-makers must comply with applicable volume and price limitations and must be identified as passive market-makers.  In general, a passive market-maker must display its bid at a price not in excess of the highest independent bid for such shares; if all independent bids are lowered below the passive market-maker’s bid, however, the passive market-maker’s bid must then be lowered when certain purchase limits are exceeded.

In addition, we and the selling stockholders will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit any timing of our and any stockholder’s purchases and sales of the shares. We will make copies of this prospectus available to the stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

Certain underwriters, dealers or agents and their associates may engage in transactions with and perform services for us or the selling stockholders in the ordinary course of our business.

In connection with the sale of shares or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may, in turn, engage in short sales of shares of common stock in the course of hedging the positions they assume.  The selling stockholders may also sell shares of our common stock short and deliver shares to close out its short positions provided it has met its prospectus delivery obligations at the time of the short sale.  The selling stockholders may also loan or pledge shares to broker-dealers that in turn may sell the shares offered hereby.  The stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).  The stockholders may also sell the shares in privately negotiated transactions, through block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, through an exchange distribution in accordance with the rules of the applicable exchange, ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers, to broker-dealers who may agree with the stockholders to sell a specified number of such shares at a stipulated price per share or a combination of any of the foregoing methods described in this paragraph.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that it meets the criteria and those sales conform to the requirements of that rule.

From time to time, the selling stockholders may pledge or grant a security interest in some or all of the shares that it owns and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell some or all of the shares from time to time under this prospectus or an amendment to this prospectus under Rule 424(b)(3) of the Securities Act, or another applicable provision of the Securities Act, which amends the list of stockholders to include the pledgees, transferees or other successors in interest as the selling stockholders under this prospectus.

The selling stockholders also may transfer the shares in other circumstances, in which case the transferees, pledgees, donees or other successors in interest will be the reselling beneficial owners for purposes of this prospectus.

To the extent required pursuant to Rule 424(b) of the Securities Act, or other applicable rule, upon being notified by the selling stockholders that any material arrangement has been entered into with a broker-dealer for the sale of the shares through a block trade, special offering, exchange distribution or secondary distribution or purchase by a broker or dealer, we will file a supplement to this prospectus.  Such supplement will disclose:

●	the name of the participating broker-dealer(s);

●	the number of shares involved;

●	the price at which such shares were sold;

●	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

●	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

●	other facts material to the transaction.

The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, fees and expenses of our counsel and our accountants.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Sichenzia Ross Ference Kesner LLP. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Towerstream Corporation as of December 31, 2015 and 2014, and for the years ended December 31, 2015, 2014, and 2013 have been so included in reliance on the report of Marcum LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus constitutes a part of a registration statement on Form S-3 filed under the Securities Act.  As permitted by the SEC’s rules, this prospectus and any prospectus supplement, which form a part of the registration statement, do not contain all the information that is included in the registration statement.  You will find additional information about us in the registration statement.  Any statements made in this prospectus or any prospectus supplement concerning legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read, without charge, and copy the documents we file at the SEC’s public reference rooms in Washington, D.C. at 100 F Street, NE, Room 1580, Washington, DC 20549, or in New York, New York and Chicago, Illinois.  You can request copies of these documents by writing to the SEC and paying a fee for the copying cost.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.  Our SEC filings are also available to the public at no cost from the SEC’s website at  http://www.sec.gov .  In addition, we make available on or through our Internet site copies of these reports as soon as reasonably practicable after we electronically file or furnish them to the SEC. Our Internet site can be found at www.towerstream.com.

INCORPORATION OF DOCUMENTS BY REFERENCE

We have filed a registration statement on Form S-3 with the Securities and Exchange Commission under the Securities Act. This prospectus is part of the registration statement but the registration statement includes and incorporates by reference additional information and exhibits. The Securities and Exchange Commission permits us to “incorporate by reference” the information contained in documents we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Information that we file later with the Securities and Exchange Commission will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. We have filed with the Securities and Exchange Commission, and incorporate by reference in this prospectus:

●

Annual Report for the year ended December 31, 2015 on Form 10-K filed on March 18, 2016 and Amendment No. 1 to Annual Report for the year ended December 31, 2015 on Form 10-K/A filed on April 29, 2016;

●

Quarterly Report for the quarter ended March 31, 2016 on Form 10-Q filed on May 10, 2016, Quarterly Report for the quarter ended June 30, 2016 on Form 10-Q filed on August 15, 2016, Quarterly Report for the quarter ended September 30, 2016 on Form 10-Q filed on November 14, 2016 and Amendment No.1 to the Quarterly Report for the quarter ended September 30, 2016 on Form 10-Q/A filed on November 14, 2016;

●	Definitive Proxy Statements filed on April 4, 2016, August 16, 2016 and November 4, 2016;

●

Current Reports on Form 8-K (excluding any reports or portions thereof that are deemed to be furnished and not filed) filed on November 29, 2016, November 25, 2016, November 22, 2016, November 10, 2016, November 1, 2016, September 28, 2016, September 22, 2016, September 20, 2016, September 16, 2015, September 15, 2016, July 25, 2016, July, 18, 2016, July 8, 2016, July 6, 2016, June 20, 2016, June 9, 2016, June 8, 2016, June 2, 2016, May 23, 2016, May 4, 2016, April 29, 2016, March 15, 2016, March 10, 2016 and February 17, 2016; and

●	The description of our common stock contained in our Form 8-A filed on November 11, 2012.

We also incorporate by reference all additional documents that we file with the Securities and Exchange Commission under the terms of Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act that are made after the date of the initial registration statement but prior to effectiveness of the registration statement and after the date of this prospectus but prior to the termination of the offering of the securities covered by this prospectus. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with Securities and Exchange Commission rules.

Upon written or oral request, we will provide you without charge, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents unless the exhibits are specifically incorporated by reference in the documents. Please send requests to Towerstream Corporation, 88 Silva Lane, Middletown, Rhode Island, 02842 Attn: Corporate Secretary, (401) 848-5848.

PART II

 INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the fees and expenses relating to the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions, all of which shall be borne by the Registrant.  All of such fees and expenses, except for the SEC registration fee and the FINRA filing fee, are estimated:

SEC registration fee	$1,559
Transfer agent’s fees and expenses	$1,000
Legal fees and expenses	$10,000
Printing fees and expenses	$1,000
Accounting fees and expenses	$10,000
Miscellaneous fees and expenses	$10,000

Total	$33,559

*Estimated

Item 15. Indemnification of Officers and Directors.

The Delaware General Corporation Law (“DGCL”) authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties as directors and our amended and restated certificate of incorporation will include such an exculpation provision. Our certificate of incorporation and by-laws will include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of us, or for serving at our request as a director or officer or another position at another corporation or enterprise, as the case may be. Our certificate of incorporation and by-laws will also provide that we must indemnify and advance reasonable expenses to our directors and officers, subject to our receipt of an undertaking from the indemnified party as may be required under the DGCL. Our certificate of incorporation will expressly authorize us to carry directors' and officers' insurance to protect us, our directors, officers and certain employees for some liabilities. The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and by-laws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director's duty of care. The provisions will not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against any of our directors, officers or employees for which indemnification is sought.

Item 16.  Exhibits.

a) Exhibits.

Exhibit Number		Description of Document
1.1	*	Form of Underwriting Agreement
2.1

Agreement of Merger and Plan of Reorganization, dated January 12, 2007, by and among University Girls Calendar, Ltd., Towerstream Acquisition, Inc. and Towerstream Corporation (Incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K of Towerstream Corporation filed with the Securities and Exchange Commission on January 19, 2007)

3.1

Certificate of Designation of Series D Convertible Preferred Stock (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 10, 2016)

3.2

Amended and Restated Certificate of Designation of Series D Convertible Preferred Stock (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 22, 2016)

3.3

Certificate of Designation of Series E Convertible Preferred Stock (Incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 22, 2016)

4.1	*	Specimen Common Stock Certificate of the Registrant
4.2	*	Form of Warrant
4.3	*	Form of Warrant Agreement
4.4	***	Form of Senior Indenture
4.5	***	Form of Subordinated Indenture
4.6	*	Form of Senior Note
4.7	*	Form of Subordinated Note
4.8	*	Form of Unit Agreement
5.1	**	Opinion of counsel as to the legality of the securities being registered
10.1	**	Amendment No. 1 to Loan Agreement dated November 8, 2016
10.2	**	Purchase Agreement dated November 8, 2016
10.3	**	Exchange Agreement dated November 9, 2016
10.4	**	Form of Warrant issued November 9, 2016
10.5	**	Registration Rights Agreement dated November 9, 2016
10.6	**	Stock Purchase Agreement dated November 22, 2016
10.7	**	Exchange Agreement dated November 22, 2016
10.8	**	Registration Rights Agreement dated November 22, 2016
23.1	**	Consent of counsel (included in Exhibit 5.1)
23.2	**	Consent of Marcum LLP
24.1		Power of Attorney (Incorporated by reference to page 52 of the Registration Statement on Form S-3 filed with the Securities and Exchange Commission on November 23, 2016))

*	To the extent applicable, to be filed by an amendment or as an exhibit to a document filed under the Securities Exchange Act of 1934, as amended, and incorporated by reference herein.

**	Filed herewith

***	Previously filed

Item 17. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, That:

Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

B. Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)  If the Registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)  If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Middletown, Rhode Island on the 30th day of November, 2016.

TOWERSTREAM CORPORATION

By:	/s/ Philip Urso
Philip Urso
Interim Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Frederick Larcombe
Frederick Larcombe
Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Philip Urso
Philip Urso	Director, Chairman and Interim Chief Executive Officer	November 30, 2016
(Principal Executive Officer)
/s/ Frederick Larcombe
Frederick Larcombe	Chief Financial Officer	November 30, 2016
(Principal Financial Officer and Principal Accounting Officer)
/s/ *
Howard L. Haronian, M.D.	Director	November 30, 2016

/s/ *
William J. Bush	Director	November 30, 2016

/s/ *
Paul Koehler	Director	November 30, 2016

*

By executing his name hereto, Philip Urso is signing this document on behalf of the persons indicated above pursuant to the powers of attorney duly executed by such persons and filed with the Securities and Exchange Commission.

By:	/s/ Philip Urso
Philip Urso
November 30, 2016